Exhibit 99.3

HLTH Corporation
Index to Consolidated Financial Statements and Supplemental Data

All other schedules not listed above have been omitted as not applicable or because the required information is included in the Consolidated Financial Statements or in the notes thereto. Columns omitted from the schedule filed have been omitted because the information is not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of HLTH Corporation

We have audited the accompanying consolidated balance sheets of HLTH Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HLTH Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” As discussed in Note 24 to the consolidated financial statements, effective January 1, 2009, the Company retrospectively adopted the presentation and disclosure requirements of Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” As further discussed in Note 24 to the consolidated financial statements, effective January 1, 2009, the Company also retrospectively adopted the provisions of Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HLTH Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

New York, New York
February 26, 2009,
except for Notes 3, 9, 10 and 24, as to which the date is
June 29, 2009

HLTH CORPORATION

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$629,848	$536,879
Short-term investments	371	290,858
Accounts receivable, net of allowance for doubtful accounts of $1,301 at December 31, 2008 and $1,165 at December 31, 2007	93,082	83,410
Due from EBS Master LLC	—	1,224
Prepaid expenses and other current assets	44,369	72,669
Assets of discontinued operations	131,350	277,451

Total current assets	899,020	1,262,491
Investments	288,049	2,383
Property and equipment, net	56,633	49,474
Goodwill	202,104	206,279
Intangible assets, net	32,328	35,634
Investment in EBS Master LLC	—	25,261
Other assets	23,600	69,959

TOTAL ASSETS	$1,501,734	$1,651,481

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses	$54,595	$49,341
Deferred revenue	79,613	75,518
Liabilities of discontinued operations	100,771	125,547

Total current liabilities	234,979	250,406
1.75% convertible subordinated notes due 2023	350,000	350,000
3 1/8% convertible notes due 2025, net of discount of $35,982 at December 31, 2008 and $44,224 at December 31, 2007	264,018	255,776
Other long-term liabilities	21,816	21,137
Commitments and contingencies
Equity:
HLTH stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized; 458,284,729 shares issued at December 31, 2008; 457,803,361 shares issued at December 31, 2007	46	46
Additional paid-in capital	12,566,854	12,538,699
Treasury stock, at cost; 356,910,193 shares at December 31, 2008; 275,786,634 shares at December 31, 2007	(3,292,997)	(2,564,948)
Accumulated deficit	(8,776,618)	(9,336,841)
Accumulated other comprehensive (loss) income	(587)	5,853

HLTH stockholders’ equity	496,698	642,809
Noncontrolling interest in WHC	134,223	131,353

Total equity	630,921	774,162

TOTAL LIABILITIES AND EQUITY	$1,501,734	$1,651,481

See accompanying notes.

HLTH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended December 31,
	2008	2007	2006

Revenue	$373,462	$319,232	$899,585

Cost of operations	135,138	114,000	542,723
Sales and marketing	106,080	91,035	116,258
General and administrative	88,053	102,661	130,056
Depreciation and amortization	28,410	27,808	44,073
Interest income	35,300	42,035	32,339
Interest expense	26,428	25,887	25,472
Gain on sale of EBS Master LLC	538,024	—	—
Impairment of auction rate securities	60,108	—	—
Restructuring	7,416	—	—
Gain on 2006 EBS Sale	—	399	352,297
Other (expense) income, net	(5,949)	3,406	(4,252)

Income from continuing operations before income tax provision (benefit)	489,204	3,681	421,387
Income tax provision (benefit)	26,638	(9,053)	50,033
Equity in earnings of EBS Master LLC	4,007	28,566	763

Consolidated income from continuing operations	466,573	41,300	372,117
Consolidated income (loss) from discontinued operations (net of tax provision (benefit) of $3,134, $(4,894) and $36,887 in 2008, 2007 and 2006)	94,682	(18,048)	393,527

Consolidated net income inclusive of noncontrolling interest	561,255	23,252	765,644
Income attributable to noncontrolling interest	(1,032)	(10,667)	(405)

Net income attributable to HLTH stockholders	$560,223	$12,585	$765,239

Amounts attributable to HLTH stockholders:
Income from continuing operations	$465,725	$31,845	$371,844
Income (loss) from discontinued operations	94,498	(19,260)	393,395

Net income attributable to HLTH stockholders	$560,223	$12,585	$765,239

Basic income (loss) per common share:
Income from continuing operations	$2.66	$0.18	$1.33
Income (loss) from discontinued operations	0.54	(0.11)	1.41

Net income attributable to HLTH stockholders	$3.20	$0.07	$2.74

Diluted income (loss) per common share:
Income from continuing operations	$2.19	$0.16	$1.20
Income (loss) from discontinued operations	0.42	(0.10)	1.18

Net income attributable to HLTH stockholders	$2.61	$0.06	$2.38

Weighted-average shares outstanding used in computing income (loss) per common share:
Basic	174,928	179,330	279,234

Diluted	220,127	188,763	331,642

See accompanying notes.

HLTH CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share data)

	HLTH Stockholders’ Equity
								Accumulated	Total	Non-
			Additional	Deferred				Other	HLTH	Controlling
	Common Stock		Paid-in	Stock	Treasury Stock		Accumulated	Comprehensive	Stockholders’	Interest	Total
	Shares	Amount	Capital	Compensation	Shares	Amount	Deficit	(Loss) Income	Equity	in WHC	Equity

Balances at December 31, 2005	428,624,239	$43	$12,121,431	$(3,699)	150,296,414	$(950,482)	$(10,113,667)	$7,607	1,061,233	$43,096	1,104,329
Adoption of FSP APB 14-1	—	—	59,125	—	—	—	(2,121)	—	57,004		57,004
Comprehensive income:
Net income	—	—	—	—	—	—	765,239	—	765,239	405	765,644
Other comprehensive income:
Net change in unrealized (losses) on securities	—	—	—	—	—	—	—	(1,108)	(1,108)	—	(1,108)
Foreign currency translation adjustment	—	—	—	—	—	—	—	3,611	3,611	—	3,611

Other comprehensive income	—	—	—	—	—	—	—	—	2,503	—	2,503

Comprehensive income	—	—	—	—	—	—	—	—	767,742	405	768,147

Issuance of common stock for option exercises, ESPP and other issuances	20,976,508	2	151,237	—	—	—	—	—	151,239	5,181	156,420
Accretion of convertible redeemable exchangeable preferred stock	—	—	—	—	—	—	(235)	—	(235)	—	(235)
Reversal of deferred stock compensation — adoption of SFAS 123R	—	—	(3,699)	3,699	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	26,720	—	.	—	—	—	26,720	21,615	48,335
Purchase of treasury stock under repurchase program	—	—	—	—	8,240,245	(83,167)	—	—	(83,167)	—	(83,167)
Purchase of treasury stock in tender offer	—	—	—	—	129,234,164	(1,552,120)	—	—	(1,552,120)	—	(1,552,120)
Gain on issuance of WHC Class A Common Stock for options excercised, restricted stock released and other	—	—	5,152	—	—	—	—	—	5,152	(5,152)	—
Issuance of WHC Class A Common Stock for the Subimo transaction	—	—	11,627	—	—	—	—	—	11,627	14,373	26,000
Minority interest impact of cash transferred to WHC	—	—	(22,342)	—	—	—	—	—	(22,342)	22,342	—

Balances at December 31, 2006	449,600,747	45	12,349,251	—	287,770,823	(2,585,769)	(9,350,784)	10,110	422,853	101,860	524,713
Comprehensive income:
Net income	—	—	—	—	—	—	12,585	—	12,585	10,667	23,252
Other comprehensive income:
Net change in unrealized (losses) on securities	—	—	—	—	—	—	—	(249)	(249)	—	(249)
Foreign currency translation adjustment	—	—	—	—	—	—	—	3,318	3,318	—	3,318
HLTH’s share of EBSCo’s comprehensive loss	—	—	—	—	—	—	—	(7,326)	(7,326)	—	(7,326)

Other comprehensive income	—	—	—	—	—	—	—	—	(4,257)	—	(4,257)

Comprehensive income	—	—	—	—	—	—	—	—	8,328	10,667	18,995

Cumulative effect to prior year related to the adoption of FIN 48	—	—	—	—	—	—	1,475	—	1,475	—	1,475
Issuance of stock for option exercises, ESPP and other issuances	8,202,614	1	96,893	—	(4,715,883)	22,840	—	—	119,734	13,714	133,448
Tax benefit realized from issuances of common stock and valuation reversal	—	—	7,299	—	—	—	—	—	7,299	—	7,299
Gain on issuance of WHC Class A Common Stock for options excercised, restricted stock released and other	—	—	14,364	—	—	—	—	—	14,364	(14,364)	—
Conversion and accretion of convertible redeemable exchangeable preferred stock	—	—	53,781	—	(10,638,297)	45,104	(117)	—	98,768	—	98,768
Stock-based compensation expense	—	—	18,699	—	—	—	—	—	18,699	17,888	36,587
Purchase of treasury stock under repurchase program	—	—	—	—	3,369,991	(47,123)	—	—	(47,123)	—	(47,123)
Minority interest impact of cash transferred to WHC	—	—	(1,588)	—	—	—	—	—	(1,588)	1,588	—

Balances at December 31, 2007	457,803,361	46	12,538,699	—	275,786,634	(2,564,948)	(9,336,841)	5,853	642,809	131,353	774,162

HLTH CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY — (Continued)
(In thousands, except share data)

	HLTH Stockholders’ Equity
								Accumulated	Total	Non-
			Additional	Deferred				Other	HLTH	Controlling
	Common Stock		Paid-In	Stock	Treasury Stock		Accumulated	Comprehensive	Stockholders’	Interest	Total
	Shares	Amount	Capital	Compensation	Shares	Amount	Deficit	(Loss) Income	Equity	in WHC	Equity

Comprehensive income:
Net income	—	—	—	—	—	—	560,223	—	560,223	1,032	561,255
Other comprehensive income:
Net change in unrealized (losses) on securities	—	—	—	—	—	—	—	(9,588)	(9,588)	(702)	(10,290)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4,178)	(4,178)	—	(4,178)
HLTH’s share of EBSCo’s comprehensive loss								7,326	7,326	—	7,326

Other comprehensive income								—	(6,440)	(702)	(7,142)

Comprehensive income	—	—	—	—	—	—	—	—	553,783	330	554,113

Issuance of stock for option exercises, ESPP and other issuances	481,368	—	9,285	—	(2,576,363)	9,275	—	—	18,560	3,465	22,025
Tax benefit realized from issuances of common stock and valuation reversal	—	—	2,232	—	—	—	—	—	2,232	—	2,232
Gain on issuance of WHC Class A Common Stock for options excercised, restricted stock released and other	—	—	3,688	—	—	—	—	—	3,688	(3,688)	—
WHC purchase of its Class A Common Stock	—	—	—	—	—	—	—	—	—	(6,728)	(6,728)
Cash settlement for Subimo transaction	—	—	—	—	—	—	—	—	—	(2,782)	(2,782)
Purchase of warrant	—	—	(700)	—	—	—	—	—	(700)	—	(700)
Stock-based compensation expense	—	—	13,650	—	—	—	—	—	13,650	12,273	25,923
Purchase of treasury stock in tender offer	—	—	—	—	83,699,922	(737,324)	—	—	(737,324)	—	(737,324)

Balances at December 31, 2008	458,284,729	$46	$12,566,854	$—	356,910,193	$(3,292,997)	$(8,776,618)	$(587)	$496,698	$134,223	$630,921

See accompanying notes.

HLTH CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Consolidated net income inclusive of noncontrolling interest	$561,255	$23,252	$765,644
Adjustments to reconcile consolidated net income inclusive of noncontrolling interest to net cash provided by operating activities:
Consolidated (income) loss from discontinued operations, net of tax	(94,682)	18,048	(393,527)
Depreciation and amortization	28,410	27,808	44,073
Equity in earnings of EBS Master LLC	(4,007)	(28,566)	(763)
Non-cash interest expense, net	9,859	10,210	9,584
Non-cash advertising	5,097	5,264	7,414
Non-cash stock-based compensation	24,632	32,336	41,608
Deferred income taxes	7,474	(10,430)	26,547
Gain on sale of EBS Master LLC	(538,024)	—	—
Gain on 2006 EBS Sale		(399)	(352,297)
Impairment of auction rate securities	60,108	—	—
Changes in operating assets and liabilities:
Accounts receivable	(9,672)	4,239	(41,729)
Prepaid expenses and other, net	1,893	5,599	(12,243)
Accrued expenses and other long-term liabilities	6,052	(44,248)	20,987
Deferred revenue	4,095	93	17,516

Net cash provided by continuing operations	62,490	43,206	132,814
Net cash provided by discontinued operations	34,624	32,187	66,206

Net cash provided by operating activities	97,114	75,393	199,020
Cash flows from investing activities:
Proceeds from maturities and sales of available-for-sale securities	118,339	670,326	928,284
Purchases of available-for-sale securities	(177,150)	(927,038)	(686,815)
Purchases of property and equipment	(24,265)	(19,041)	(49,406)
Purchase of investment in preferred stock	(6,471)	—	—
Cash paid in business combinations, net of cash acquired	(2,633)	—	(152,672)
Purchase of noncontrolling interest in subsidiary	(12,818)	—	—
Proceeds related to the sale of EBS Master LLC	574,617	—	—
Proceeds from the sale of discontinued operations	247,491	11,667	522,604
Proceeds from the 2006 EBS Sale, net	—	2,898	1,199,872
Proceeds (disbursements) from advances to EBS Master LLC	1,224	18,792	(20,016)

Net cash provided by (used in) continuing operations	718,334	(242,396)	1,741,851
Net cash used in discontinued operations	(4,852)	(4,753)	(3,310)

Net cash provided by (used in) investing activities	713,482	(247,149)	1,738,541

See accompanying notes.

	Years Ended December 31,
	2008	2007	2006

Cash flows from financing activities:
Proceeds from issuance of HLTH and WHC common stock	21,683	133,054	156,078
Tax benefit on stock-based awards	748	6,601	—
Purchases of treasury stock under repurchase program	—	(47,123)	(83,167)
Purchases of treasury stock in tender offer	(737,324)	—	(1,552,120)
Other	(700)	(20)	(337)

Net cash (used in) provided by continuing operations	(715,593)	92,512	(1,479,546)
Net cash used in discontinued operations	(76)	(175)	(100)

Net cash (used in) provided by financing activities	(715,669)	92,337	(1,479,646)
Effect of exchange rates on cash	(1,958)	1,607	1,135

Net increase (decrease) in cash and cash equivalents	92,969	(77,812)	459,050
Changes in cash of discontinued operations	—	—	25
Cash and cash equivalents at beginning of period	536,879	614,691	155,616

Cash and cash equivalents at end of period	$629,848	$536,879	$614,691

See accompanying notes.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

1.	Background and Basis of Presentation

Background

HLTH Corporation (“HLTH” or the “Company”) is a Delaware corporation that was incorporated in December 1995 and commenced operations in January 1996 as Healtheon Corporation. HLTH’s Common Stock began trading on the Nasdaq National Market under the symbol “HLTH” on February 11, 1999 and now trades on the Nasdaq Global Select Market. The Company changed its name to Healtheon/WebMD Corporation in November 1999 and to WebMD Corporation in September 2000. In October 2005, WebMD Corporation changed its name to Emdeon Corporation in connection with the initial public offering of equity securities of WebMD Health Corp. (“WHC”). In connection with the November 2006 sale of a 52% interest in the Company’s Emdeon Business Services segment, the Company transferred its rights to the name “Emdeon” and related intellectual property to Emdeon Business Services. Accordingly, in May 2007, the Company changed its name to HLTH Corporation.

WHC’s Class A Common Stock began trading on the Nasdaq National Market under the symbol “WBMD” on September 29, 2005 and now trades on the Nasdaq Global Select Market. As of December 31, 2008 and 2007, the Company owned 48,100,000 shares of WHC Class B Common Stock, which represented 83.6% and 84.1%, respectively, of the total outstanding Class A Common Stock and Class B Common Stock of WHC. WHC Class A Common Stock has one vote per share, while WHC Class B Common Stock has five votes per share. As a result, the WHC Class B Common Stock owned by the Company represented, as of December 31, 2008 and 2007, 96.0% and 96.2%, respectively, of the combined voting power of WHC’s outstanding Common Stock. All shares of WHC Class B Common Stock outstanding on September 29, 2010 (the fifth anniversary of the closing date of WHC’s initial public offering) will automatically be converted on a share-for-share basis for shares of WHC Class A Common Stock. See Note 6 and 17 for additional information regarding HLTH’s ownership interest in, and relationship with, WHC.

Reclassifications and Retrospective Application of New Accounting Pronouncements

The accompanying consolidated financial statements and footnotes are for the same periods as the consolidated financial statements that were included in the Company’s Annual Report on Form 10-K filed on March 2, 2009 (the “2008 Form 10-K”), however, it reflects the reclassification of WebMD’s Little Blue Book print and directory business (“LBB”) to discontinued operations (as described in Note 3), the related elimination of WebMD’s Publishing and Other Services segment and the classification of WebMD’s remaining revenue into the following two categories: public portals and private portals (see Note 10). While the accompanying consolidated financial statements reflect the reclassifications described above, it does not reflect any other events occurring after February 27, 2009, the date of the 2008 Form 10-K, except for the retrospective adoption, effective January 1, 2009, of Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) and Statement of Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). As required by FSP APB 14-1 and SFAS 160, our historical consolidated financial statements have been retrospectively adjusted to reflect the adoption of these standards. These accounting standards and the impact of their adoption on the historical financial statements are more fully described in Note 24, “Retrospective Application of New Accounting Standards.” Certain other events occurring after February 27, 2009 have been disclosed in other public filings made by the Company, including Current Reports on Form 8-K and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Basis of Presentation

The accompanying consolidated financial statements include the consolidated accounts of HLTH Corporation and its subsidiaries and have been prepared in United States dollars, and in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated accounts include 100% of the assets and liabilities of the majority-owned WHC and the ownership interests of noncontrolling stockholders of WHC are recorded as noncontrolling interest in WHC in the accompanying consolidated balance sheets.

The accompanying consolidated financial statements, reflect the Company’s Porex segment, ViPS segment and LBB as discontinued operations, as a result of the Company’s intention to sell the Porex segment and LBB and due to the sale of the ViPS segment that was completed on July 22, 2008 (the “ViPS Sale”). The consolidated financial statements also reflect WHC’s reference publications business, including the publications ACP Medicine and ACS Surgery: Principles and Practice (the “ACS/ACP Business”) and Emdeon Practice Services, Inc. (together with its subsidiaries, “EPS”) as discontinued operations, as a result of the sale of the ACS/ACP Business that was completed on December 31, 2007 and the sale of EPS that was completed on September 14, 2006 (the “EPS Sale”). See Note 3 for further details.

Business

The Company, through WHC, provides health information services to consumers, physicians and other healthcare professionals, employers and health plans through its public and private online portals and health focused publications. The Company refers to this segment as the WebMD segment. Additionally, until the sale of the 52% interest in the Company’s Emdeon Business Services segment (the “2006 EBS Sale”) on November 16, 2006, EBS also represented an operating segment. These segments and the Company’s Corporate segment are described as follows:

•	WebMD provides health information services to consumers, physicians and other healthcare professionals, employers and health plans through WebMD’s public and private online portals and health-focused publications. WebMD’s public portals for consumers enable them to obtain health and wellness information (including information on specific diseases or conditions), check symptoms, locate physicians, store individual healthcare information, receive periodic e-newsletters on topics of individual interest and participate in online communities with peers and experts. WebMD’s public portals for physicians and healthcare professionals make it easier for them to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn continuing medical education (“CME”) credit and communicate with peers. WebMD’s public portals generate revenue primarily through the sale of advertising and sponsorship products, including CME services. WebMD also distributes online content and services to other entities and generates revenue from these arrangements through the sale of advertising and sponsorship products and content syndication fees, provides e-detailing promotion and physician recruitment services and provides print services including the publication of WebMD the Magazine, a consumer magazine distributed to physician office waiting rooms. The public portals sponsors and advertisers include pharmaceutical, biotechnology, medical device and consumer products companies. WebMD’s private portals enable employers and health plans to provide their employees and plan members with access to personalized health and benefit information and decision-support technology that helps them make more informed benefit, treatment and provider decisions. WebMD also provides related services for use by such employees and members, including lifestyle education and personalized telephonic health coaching. WebMD generates revenue from its private portals through the licensing of these services to employers and health plans either directly or through distributors.

•	Corporate includes personnel costs and other expenses related to executive personnel, legal, accounting, tax, internal audit, risk management, human resources and certain information technology functions, as well as other corporate costs and expenses such as professional fees including legal and

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

audit services, insurance, costs of leased property and facilities, telecommunication costs and software maintenance expenses. Corporate expenses are net of $3,410, $3,340 and $3,190 in 2008, 2007 and 2006, respectively, which are costs allocated to WebMD for services provided by the Corporate segment. In connection with the 2006 EBS Sale, EPS Sale and the ViPS Sale, the Company entered into transition services agreements whereby the Company provided ViPS, EBSCo (as defined in Note 4), and Sage Software certain administrative services, including payroll, accounting, purchasing and procurement, tax, and human resource services, as well as information technology support. Additionally, EBSCo provided certain administrative services to the Company. These services were provided through the Corporate segment, and the related transition services fees that the Company charged to ViPS, EBSCo and Sage Software, net of the fee the Company paid to EBSCo, were also included in the Corporate segment, which were intended to approximate the cost of providing these services. The transition services agreement with Sage Software was terminated on December 31, 2007 and, therefore, net transition services fees are solely for services related to EBSCo and ViPS in 2008.

•	Emdeon Business Services provides solutions that automate key business and administrative functions for healthcare payers and providers, including electronic patient eligibility and benefit verification; electronic and paper claims processing; electronic and paper paid-claims communication services; and patient billing, payment and communications services. In addition, EBS provides clinical communications services that improve the delivery of healthcare by enabling physicians to manage laboratory orders and results, hospital reports and electronic prescriptions. As a result of the 2006 EBS Sale, beginning November 17, 2006, the results of EBS were no longer included in the segment results. See Note 4.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. The results of operations for companies acquired or disposed of are included in the consolidated financial statements from the effective date of acquisition or up to the date of disposal. All material intercompany balances and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: the allowance for doubtful accounts, the carrying value of prepaid advertising, the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (excluding goodwill and indefinite lived intangible assets), the carrying value, capitalization and amortization of software and Web site development costs, the carrying value

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of investments in auction rate securities, the provision for income taxes and related deferred tax accounts, certain accrued expenses, revenue recognition, contingencies, litigation and related legal accruals and the value attributed to employee stock options and other stock-based awards.

Seasonality

The timing of the Company’s revenue is affected by seasonal factors. Revenue within the public portals is seasonal, primarily as a result of the annual budget approval process of the Company’s clients. This portion of revenue is usually the lowest in the first quarter of each calendar year, and increases during each consecutive quarter throughout the year. Additionally, private portals revenue is historically highest in the second half of the year as new customers are typically added during this period in conjunction with their annual open enrollment periods for employee benefits.

Noncontrolling Interest

Noncontrolling interest represents the noncontrolling stockholders’ proportionate share of equity and net income of WHC, including the non-cash stock-based compensation expense related to stock options and other stock awards based on WHC Class A Common Stock that have been expensed since the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123, “(Revised 2004): Share-Based Payment” on January 1, 2006, and to a much lesser extent, the expense associated with these awards that were expensed in connection with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) prior to January 1, 2006.

Sale of Stock by a Subsidiary

The Company accounts for the sale of stock by a subsidiary of the Company in accordance SFAS 160, which requires that the difference between the carrying amount of the parent’s investment in a subsidiary and the underlying net book value of the subsidiary after the issuance of stock by the subsidiary be reflected as an equity transaction. The Company does not record any deferred taxes related to these equity transactions associated with WHC equity, as it has the ability to recover its investment in WHC on a tax-free basis under current federal tax rules and regulations.

Cash and Cash Equivalents

All highly liquid investments with an original maturity from the date of purchase of three months or less are considered to be cash equivalents. These investments are stated at cost, which approximates market. The Company’s cash and cash equivalents are generally invested in various money market accounts.

Fair Value

The carrying amount of cash and cash equivalents, accounts receivable, accrued expenses and deferred revenue is deemed to approximate fair value due to the immediate or short-term maturity of these financial instruments.

The Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. See Note 19 for further information.

Marketable Securities

The Company classifies its investments in marketable securities as either available-for-sale or held-to-maturity at the time of purchase and re-evaluates such classifications at each balance sheet date. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company does not invest in trading securities. Debt securities in which the Company has the positive intent and ability to hold the securities to maturity are classified as held-to-maturity; otherwise they are classified as available-for-sale. Investments in marketable equity securities are classified as available-for-sale.

Held-to-maturity securities are carried at amortized cost and available-for-sale securities are carried at fair value as of each balance sheet date. Unrealized gains and losses associated with available-for-sale securities are recorded as a component of accumulated other comprehensive income within equity. Realized gains and losses and declines in value determined to be other-than-temporary are recorded in the consolidated statements of operations. A decline in value of a debt security is deemed to be other-than-temporary if the Company does not have the intent and ability to retain the investment until any anticipated recovery in market value. The cost of securities is based on the specific identification method.

Equity Investment in EBS Master LLC

From November 17, 2006 through February 8, 2008, the Company accounted for its investment in EBS Master LLC in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”), which stipulates that the equity method should be used to account for investments whereby an investor has “the ability to exercise significant influence over operating and financial policies of an investee,” but does not exercise control. APB 18 generally considers an investor to have the ability to exercise significant influence when it owns 20% or more of the voting stock of an investee.

The Company assesses the recoverability of the carrying value of its investments whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. A decline in value is deemed to be other-than-temporary, but not limited to, if the Company does not have the intent and ability to retain the investment until any anticipated recovery in the carrying amount of the investment, inability of the investment to sustain an earnings capacity which would justify the carrying amount or the current fair value of the investment is less than its carrying amount.

Allowance for Doubtful Accounts

The allowance for doubtful accounts receivable reflects the Company’s best estimate of losses inherent in the Company’s receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Long-Lived Assets

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives are generally as follows:

Computer equipment	3 to 5 years
Office equipment, furniture and fixtures	4 to 7 years
Software	3 to 5 years
Building and improvements	Up to 40 years
Web site development costs	3 years
Leasehold improvements	Shorter of useful life or lease term

Expenditures for maintenance, repair and renewals of minor items are charged to expense as incurred. Major betterments are capitalized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Intangible Assets

Goodwill and intangible assets result from acquisitions accounted for under the purchase method. Goodwill and other intangible assets with indefinite lives are not amortized and are subjected to impairment review by applying a fair value based test. Intangible assets with definite lives are amortized on a straight-line basis over the individually estimated useful lives of the related assets as follows:

Content	4 to 5 years
Customer relationships	5 to 12 years
Acquired technology and patents	3 years
Trade names	10 years

Recoverability

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), the Company reviews the carrying value of goodwill and indefinite lived intangible assets annually and whenever indicators of impairment are present. The Company measures goodwill impairment losses by comparing the carrying value of its reporting units to the fair value of its reporting units determined using an income approach valuation. The Company’s reporting units are determined in accordance with SFAS 142, which defines a reporting unit as an operating segment or one level below an operating segment.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Based on the Company’s analysis, there was no impairment of goodwill and indefinite lived intangible assets in connection with the annual impairment tests that were performed during the years ended December 31, 2008, 2007 and 2006.

Internal Use Software

The Company accounts for internal use software development costs in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Software development costs that are incurred in the preliminary project stage are expensed as incurred. Once certain criteria of SOP 98-1 have been met, internal and external direct costs incurred in developing or obtaining computer software are capitalized. The Company capitalized $2,797 and $5,423 during the years ended December 31, 2008 and 2007, respectively. Capitalized internal use software development costs are included in property and equipment in the accompanying consolidated balance sheets. Training and data conversion costs are expensed as incurred. Capitalized software costs are depreciated over a three-year period. Depreciation expense related to internal use software was $3,699, $3,492 and $7,307 for the years ended December 31, 2008, 2007 and 2006, respectively.

Web Site Development Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-2, “Accounting for Web Site Development Costs,” costs related to the planning and post implementation phases of WebMD’s Web site development efforts, as well as minor enhancements and maintenance, are expensed as incurred. Direct costs incurred in the development phase are capitalized. The Company capitalized $6,289 and $7,980 during the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years ended December 31, 2008 and 2007, respectively. These capitalized costs are included in property and equipment in the accompanying consolidated balance sheets and are depreciated over a three-year period. Depreciation expense related to Web site development costs was $6,644, $4,501 and $446 during the years ended December 31, 2008, 2007 and 2006, respectively.

Restricted Cash

The Company’s restricted cash primarily relates to collateral for letters of credit obtained to support the Company’s operations. As of December 31, 2008 and 2007, the total restricted cash was $3,665 and $9,574, respectively, and is included in other assets in the accompanying consolidated balance sheets.

Deferred Charges

Other assets includes costs associated with the issuance of the convertible notes that are amortized to interest expense in the accompanying consolidated statements of operations, using the effective interest method over the period from issuance through the earliest date on which holders can demand redemption. The Company capitalized $8,493 of issuance costs in connection with the issuance of the $300,000 3 1/8% Convertible Notes due 2025 and $10,411 of issuance costs in connection with the issuance of the $350,000 1.75% Convertible Subordinated Notes due 2023. The aggregate amortization of these issuance costs, which is included within interest expense in the accompanying statements of operations, was $2,682, $2,555 and $2,450 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008 and 2007, the total unamortized issuance costs for all outstanding convertible notes were $7,260 and $9,942, respectively.

Leases

The Company recognizes rent expense on a straight-line basis, including predetermined fixed escalations, over the initial lease term including reasonably assured renewal periods, net of lease incentives, from the time that the Company controls the leased property. Leasehold improvements made at the inception of the lease are amortized over the shorter of the useful life of the asset or the lease term. Lease incentives are recorded as a deferred credit and recognized as a reduction to rent expense on a straight-line basis over the lease term as described above.

Revenue Recognition

Revenue is derived from the Company’s WebMD segment and was derived from the Company’s EBS segment until the date of the 2006 EBS Sale on November 16, 2006.

•	WebMD. Revenue from advertising is recognized as advertisements are delivered or as publications are distributed. Revenue from sponsorship arrangements, content syndication and distribution arrangements, and licenses of healthcare management tools and private portals as well as related health coaching services are recognized ratably over the term of the applicable agreement. Revenue from the sponsorship of CME is recognized over the period WebMD substantially completes its contractual

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deliverables as determined by the applicable agreements. When contractual arrangements contain multiple elements, revenue is allocated to each element based on its relative fair value determined using prices charged when elements are sold separately. In certain instances where fair value does not exist for all the elements, the amount of revenue allocated to the delivered elements equals the total consideration less the fair value of the undelivered elements. In instances where fair value does not exist for the undelivered elements, revenue is recognized when the last element is delivered.

•	EBS. Through the date of the 2006 EBS Sale on November 16, 2006, the Company generated revenue by selling transaction services to healthcare payers and providers, generally on either a per transaction basis or, in the case of some providers, on a monthly fixed fee basis. The Company also generated revenue through EBS by selling its document conversion, patient statement and paid-claims communication services, typically on a per document, per statement or per communication basis. Revenue for transaction services, patient statement and paid-claims communication services was recognized as the services were provided. EBS generally charged a one-time implementation fee to healthcare payers and providers at the inception of a contract, in connection with their related setup to submit and receive medical claims and other related transactions through EBS’s clearinghouse network. The implementation fees were deferred and amortized to revenue on a straight-line basis over the contract period of the related transaction processing services, which generally vary from one to three years.

Sales, Use and Value Added Tax

The Company excludes sales, use and value added tax from revenue in the accompanying consolidated statements of operations.

Advertising Costs

Advertising costs are generally expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations. Advertising expense totaled $10,852, $9,779 and $14,905 in 2008, 2007 and 2006, respectively. Included in advertising expense were non-cash advertising costs of $5,097, $5,264 and $7,414 in 2008, 2007 and 2006, respectively. These non-cash advertising costs resulted from the issuance of the Company’s equity securities in connection with past advertising agreements with certain service providers. See Note 7 for additional information. The values of the equity securities issued were capitalized and are being amortized as the advertisements are broadcast or over the term of the underlying agreement. As of December 31, 2008 and 2007, the current portion of unamortized prepaid advertising costs was $1,753 and $2,329, respectively, and is included in prepaid expenses and other current assets. As of December 31, 2007, the long-term portion of unamortized prepaid advertising costs was $4,521 and is included in other assets.

Foreign Currency

The financial statements and transactions of the Company’s foreign facilities are generally maintained in their local currency. In accordance with SFAS No. 52, “Foreign Currency Translation,” the translation of foreign currencies into United States dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average exchange rates during the year. The gains or losses resulting from translation are included as a component of accumulated other comprehensive income within equity. Foreign currency transaction gains and losses are included in net income attributable to HLTH stockholders and were not material in any of the periods presented. The Company’s foreign operations, which are part of the Company’s Porex segment, are included in discontinued operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentration of Credit Risk

None of the Company’s customers individually accounted for more than 10% of the Company’s revenue in 2008, 2007 or 2006 or more than 10% of the Company’s accounts receivable as of December 31, 2008, 2007 or 2006.

The Company’s revenue is principally generated in the United States. An adverse change in economic conditions in the United States could negatively affect the Company’s revenue and results of operations. Due to the acquisition of Conceptis Technologies, Inc., the Company recorded revenue from foreign customers of $3,417, $3,660 and $3,475 during the years ended December 31, 2008, 2007 and 2006, respectively. Excluded from the Company’s results of operations is revenue from foreign customers of the Company’s Porex segment, which represents approximately 54% of Porex’s revenue and is included in discontinued operations in the accompanying statements of operations.

Income Taxes

Income taxes are accounted for using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred income taxes are recognized for the future tax consequence of differences between the tax and financial reporting basis of assets and liabilities at each reporting period. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized. Tax contingencies are recorded to address potential exposure involving tax positions the Company has taken that could be challenged by tax authorities. These potential exposures result from applications of various statutes, rules, regulations and interpretations. The Company’s estimates of tax contingencies contain assumptions and judgments about potential actions by taxing jurisdictions.

On January 1, 2007, the Company adopted the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. Consistent with its historical financial reporting, the Company has elected to reflect interest and penalties related to uncertain tax positions as part of the income tax provision in the accompanying consolidated statements of operations. Upon adoption, the Company reduced its existing reserves for uncertain income tax positions by $1,475, primarily related to a reduction in state income tax matters. This reduction was recorded as a cumulative effect adjustment to accumulated deficit in the accompanying consolidated balance sheet. In addition, the Company reduced $5,213 of a deferred tax asset and its associated valuation allowance upon adoption of FIN 48.

Accounting for Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123, “(Revised 2004): Share-Based Payment” (“SFAS 123R”), which replaced SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and superseded APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. The Company elected to use the modified prospective transition method and as a result, prior period results were not restated. Under the modified prospective transition method, awards that were granted or modified on or after January 1, 2006 are measured and accounted for in accordance with SFAS 123R. Unvested stock options and restricted stock awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS 123, using the same grant date fair value and same expense attribution method used under SFAS 123, except that all awards are recognized in the results of operations over the remaining vesting periods. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized for all stock-based compensation beginning January 1, 2006.

Prior to January 1, 2006, the Company accounted for stock-based employee compensation using the intrinsic value method under the recognition and measurement principles of APB 25, and related interpretations. In accordance with APB 25, the Company did not recognize stock-based compensation cost with respect to stock options granted with an exercise price equal to the market value of the underlying common stock on the date of grant. As a result, the recognition of stock-based compensation expense was generally limited to the expense related to restricted stock awards and stock option modifications, as well as the amortization of deferred compensation related to certain acquisitions in 2000. Additionally, all restricted stock awards and stock options granted prior to January 1, 2006 had graded vesting, and the Company valued these awards and recognized actual and pro-forma expense, with respect to restricted stock awards and stock options, as if each vesting portion of the award was a separate award. This resulted in an accelerated attribution of compensation expense over the vesting period. As permitted under SFAS 123R, the Company began using a straight-line attribution method beginning January 1, 2006 for all stock options and restricted stock awards granted on or after January 1, 2006, but continued to apply the accelerated attribution method for the remaining unvested portion of any awards granted prior to January 1, 2006.

Income Per Common Share

Basic income (loss) per common share and diluted income (loss) per common share are presented in conformity with SFAS No. 128, “Earnings Per Share” (“SFAS 128”). In accordance with SFAS 128, basic income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, increased to give effect to the participating rights of the convertible redeemable exchangeable preferred stock during the periods it was outstanding. Diluted income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, increased to give effect to potentially dilutive securities and assumes that any dilutive convertible notes were converted, only in the periods in which such effect is dilutive. Additionally, for purposes of calculating diluted income (loss) per common share of the Company, the numerator has been adjusted to consider the effect of potentially dilutive securities of WHC, which can dilute the portion of WHC’s net income otherwise retained by the Company. The following table presents the calculation of basic and diluted income (loss) per common share (shares in thousands):

	Years Ended December 31,
	2008	2007	2006

Amounts Attributable to HLTH Stockholders:
Numerator:
Income from continuing operations	$465,725	$31,845	$371,844
Convertible redeemable exchangeable preferred stock fee	—	174	350

Income from continuing operations — Basic	465,725	32,019	372,194
Interest expense on convertible notes, net of tax	15,855	—	25,058
Effect of WHC dilutive securities	(587)	(1,911)	(179)

Income from continuing operations — Diluted	$480,993	$30,108	$397,073

Income (loss) from discontinued operations, net of tax — Basic	$94,498	$(19,260)	$393,395
Effect of WHC dilutive securities	(27)	(250)	(6)

Income (loss) from discontinued operations, net of tax — Diluted	$94,471	$(19,510)	$393,389

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,
	2008	2007	2006

Denominator:
Common stock	174,928	174,052	268,596
Convertible redeemable exchangeable preferred stock	—	5,278	10,638

Weighted-average shares — Basic	174,928	179,330	279,234
Employee stock options, restricted stock and warrants	3,183	9,433	10,392
Convertible notes	42,016	—	42,016

Adjusted weighted-average shares after assumed conversions — Diluted	220,127	188,763	331,642

Basic income (loss) per common share:
Income from continuing operations	$2.66	$0.18	$1.33
Income (loss) from discontinued operations	0.54	(0.11)	1.41

Net income attributable to HLTH stockholders	$3.20	$0.07	$2.74

Diluted income (loss) per common share:
Income from continuing operations	$2.19	$0.16	$1.20
Income (loss) from discontinued operations	0.42	(0.10)	1.18

Net income attributable to HLTH stockholders	$2.61	$0.06	$2.38

The Company has excluded convertible subordinated notes and convertible notes, as well as certain outstanding warrants, stock options and restricted stock, from the calculation of diluted income (loss) per common share during the periods in which such securities were anti-dilutive. The following table presents the total number of shares that could potentially dilute income (loss) per common share in the future that were not included in the computation of diluted income (loss) per common share during the periods presented (shares in thousands):

	Years Ended December 31,
	2008	2007	2006

Options, restricted stock and warrants	32,653	19,762	50,505
Convertible notes	—	42,016	—

	32,653	61,778	50,505

Discontinued Operations

The Company accounts for discontinued operations in accordance with SFAS 144. Under SFAS 144, the operating results of a business unit are reported as discontinued if its operations and cash flows can be clearly distinguished from the rest of the business, the operations have been sold or will be sold within a year, there will be no continuing involvement in the operation after the disposal date and certain other criteria are met. Significant judgments are involved in determining whether a business component meets the criteria for discontinued operation reporting and the period in which these criteria are met.

Recent Accounting Pronouncements

On April 25, 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this FSP may impact the useful lives the Company assigns to intangible assets that are acquired through future business combinations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”), a replacement of SFAS No. 141. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. SFAS 141R provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, SFAS 141R changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; and (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would have to be met at the acquisition date. While there is no expected impact to the Company’s consolidated financial statements on the accounting for acquisitions completed prior to December 31, 2008, the adoption of SFAS 141R on January 1, 2009 could materially change the accounting for business combinations consummated subsequent to that date and for tax matters relating to prior acquisitions settled subsequent to December 31, 2008.

3.	Discontinued Operations

Little Blue Book

In March 2009, the Company decided to divest LBB as it is not strategic to the rest of WebMD’s overall business, and initiated the process of seeking a buyer for LBB. Accordingly, the financial information for LBB has been reflected as discontinued operations in the accompanying consolidated financial statements. Summarized operating results for the discontinued operations of LBB are as follows:

	Years Ended December 31,
	2008	2007	2006

Revenue	$9,235	$12,461	$9,342
Earnings before taxes	1,954	4,462	751

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The major classes of assets and liabilities of LBB are as follows:

	December 31,
	2008	2007

Assets of discontinued operations:
Accounts receivable, net	$1,058	$2,671
Property and equipment, net	98	80
Goodwill	11,044	11,044
Intangible assets, net	362	680
Other assets	13	12

Total assets	$12,575	$14,487

Liabilities of discontinued operations:
Accrued expenses	$113	$257
Deferred revenue	876	883
Deferred tax liability	1,570	1,276

Total liabilities	$2,559	$2,416

ViPS and Porex

In November 2007, the Company announced its intention to explore potential sales transactions for its ViPS and Porex businesses and in February 2008, the Company announced its intention to divest these segments. On July 22, 2008 the ViPS business was sold and the divestiture process for Porex remains ongoing. Accordingly, the financial information for ViPS and Porex has been reflected as discontinued operations in the accompanying consolidated financial statements.

Porex

Summarized operating results for the discontinued operations of Porex are as follows:

	Years Ended December 31,
	2008	2007	2006

Revenue	$94,407	$92,581	$85,702
Earnings before taxes	19,294	20,790	16,862

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The major classes of assets and liabilities of Porex are as follows:

	December 31,
	2008	2007

Assets of discontinued operations:
Accounts receivable, net	$13,866	$12,922
Inventory	11,978	11,772
Property and equipment, net	21,487	21,176
Goodwill	42,297	43,283
Intangible assets, net	24,724	24,872
Deferred tax asset	1,420	1,420
Other assets	3,003	3,554

Total assets	$118,775	$118,999

Liabilities of discontinued operations:
Accounts payable	$1,601	$1,533
Accrued expenses	6,654	7,684
Deferred tax liability	12,095	24,375
Other long-term liabilities	—	101

Total liabilities	$20,350	$33,693

ViPS

On July 22, 2008, the Company completed the sale of its ViPS segment (“ViPS Sale”) to an affiliate of General Dynamics Corporation (“General Dynamics”). The Company received cash proceeds of $223,175, net of a working capital adjustment, professional fees and other expenses associated with the ViPS Sale. The Company incurred approximately $1,472 of professional fees and other expenses during the year ended December 31, 2008. In connection with the ViPS Sale, the Company entered into a transition services agreement with ViPS whereby the Company will provide ViPS with certain administrative services. The fee charged to ViPS for the year ended December 31, 2008 was $282, which is included in the Company’s Corporate segment and within other (expense), net in the accompanying consolidated statements of operations during the year ended December 31, 2008. Summarized operating results for the discontinued operations of ViPS and the gain recognized on the sale are as follows:

	Years Ended December 31,
	2008	2007	2006

Revenue	$57,497	$103,083	$98,874
Earnings before taxes	8,121	6,601	6,752
Gain on disposal before taxes	96,969	—	—

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The major classes of assets and liabilities of ViPS are as follows:

December 31, 2007

Assets of discontinued operations:
Accounts receivable, net	$17,240
Property and equipment, net	4,020
Goodwill	71,253
Intangible assets, net	47,815
Deferred tax asset	804
Other assets	2,833

Total assets	$143,965

Liabilities of discontinued operations:
Accounts payable	$1,599
Accrued expenses and other	4,370
Deferred revenue	10,982
Deferred tax liability	16,924

Total liabilities	$33,875

ACS/ACP Business

As of December 31, 2007, the Company, through WHC, entered into an Asset Sale Agreement and completed the sale of certain assets and certain liabilities of its medical reference publications business, including the publications ACP Medicine and ACS Surgery: Principles and Practice. ACP Medicine and ACS Surgery are official publications of the American College of Physicians and the American College of Surgeons, respectively. As a result of the sale, the historical financial information of the ACS/ACP Business has been reclassified as discontinued operations in the accompanying consolidated financial statements. The Company will receive net cash proceeds of $2,575, consisting of $1,925 received during 2008 and the remaining $650 to be received during 2009. The Company incurred approximately $750 of professional fees and other expenses associated with the sale of the ACS/ACP Business. In connection with the sale, the Company recognized a pre-tax loss of $234 and pre-tax gain of $3,394 for the years ended December 31, 2008 and 2007, respectively. Summarized operating results for the discontinued operations of the ACS/ACP Business and the gain recognized on the sale are as follows:

	Years Ended December 31,
	2008	2007	2006

Revenue	$—	$4,219	$5,105
(Loss) earnings before taxes	—	(129)	385
(Loss) gain on disposal before taxes	(234)	3,394	—

EPS

On September 14, 2006, the Company completed the EPS Sale to Sage Software, Inc. (“Sage Software”), an indirect wholly owned subsidiary of The Sage Group plc. The Company and Sage Software made an IRC Section 338(h)(10) election and treated the EPS Sale as a sale of assets for tax purposes. The Company received cash proceeds of $556,324, net of professional fees and other expenses associated with the EPS Sale. These cash proceeds include the receipts of $23,333 and $11,667 that were released from escrow in March 2008 and September 2007, respectively. In connection with the EPS Sale, the Company recognized a gain of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$353,158, net of tax of $33,037, which is included in consolidated income (loss) from discontinued operations in the accompanying consolidated statements of operations during the year ended December 31, 2006.

In connection with the EPS Sale, the Company entered into a transition services agreement with EPS whereby it provided EPS with certain administrative services, including payroll, accounting, purchasing and procurement, tax and human resource services, as well as IT support. The transition services agreement terminated on December 31, 2007 and the fees charged to EPS for the year ended December 31, 2007 and the period from September 15, 2006 to December 31, 2006 were $3,894 and $2,099, respectively. These fees are included in the Company’s Corporate segment, and within other (expense) income, net in the accompanying consolidated statement of operations for the years ended December 31, 2007 and 2006.

In connection with the EPS Sale, EPS agreed to continue its strategic relationship with WebMD and to integrate WebMD’s personal health record with the clinical products, including the electronic medical record, of EPS to allow import of data from one to the other, subject to applicable law and privacy and security requirements.

The Company has certain indemnity obligations to advance amounts for reasonable defense costs for initially ten, and now eight, former officers and directors of EPS, who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina (the “Investigation”), which is more fully described in Note 14 “Commitments and Contingencies.” In connection with the EPS Sale, the Company agreed to indemnify Sage Software relating to these indemnity obligations. During the year ended December 31, 2007, based on information available at that time, the Company determined a reasonable estimate of the range of probable costs with respect to its indemnification obligation and accordingly, recorded an aggregate pre-tax charge of $73,347, which represented the Company’s estimate of the low end of the probable range of costs related to this matter. The Company had reserved the low end of the probable range of costs because no estimate within the range was a better estimate than any other amount. That estimate included assumptions as to the duration of the trial and pre-trial periods, and the defense costs to be incurred during these periods. During the quarter ended June 30, 2008 and again during the quarter ended December 31, 2008, the Company updated the estimated range of its indemnification obligation based on new information received during those periods, and as a result, recorded additional pre-tax charges of $16,980 and $12,098, respectively, each of which reflected the increases in the low end of the probable range of costs related to this matter. The probable range of future costs with respect to this matter is estimated to be approximately $47,500 to $67,500 as of December 31, 2008 which includes costs that have been incurred prior to, but were not yet paid, as of December 31, 2008. The ultimate outcome of this matter is still uncertain, and the estimate of future costs includes assumptions as to the duration of the trial and the defense costs to be incurred during the remainder of the pre-trial period and during the trial period. Accordingly, the amount of cost the Company may ultimately incur could be substantially more than the reserve the Company has currently provided. If the recorded reserves are insufficient to cover the ultimate cost of this matter, the Company will need to record additional charges to its consolidated statement of operations in future periods. The accrual related to this obligation was $47,550 and $55,563 as of December 31, 2008 and 2007, respectively, and is included within liabilities of discontinued operations in the accompanying consolidated balance sheets.

Also included within liabilities of discontinued operations related to this matter is $30,312 which represents reimbursements received from the Company’s insurance carriers between July 31, 2008 and December 31, 2008. The Company deferred recognizing these insurance reimbursements within the statement of operations given the pending Coverage Litigation. The Company also received reimbursement of expense costs related to defense costs from two insurance carriers in the amount of $14,625 during January 2008 (see Note 14 for additional information). This amount was received through a settlement with these carriers, and accordingly, is not subject to the pending Coverage Litigation. Accordingly, this amount was recognized within consolidated income (loss) from discontinued operations in the accompanying consolidated statements

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of operations for the year ended December 31, 2007 and is included within prepaid expenses and other current assets in the accompanying consolidated balance sheets as of December 31, 2007. For more information regarding the Coverage Litigation, see Note 14.

Also included in consolidated income (loss) from discontinued operations for the year ended December 31, 2007 is stock-based compensation expense from the Company’s equity held by EPS employees, offset by a reduction of certain sales and use tax contingencies for the years ended December 31, 2008 and 2007, which were indemnified by the Company for Sage Software, resulting from the expiration of statutes.

Summarized operating results for the discontinued operations of EPS through September 14, 2006, stock-based compensation expense for EPS employees, the indemnification obligations and the gain recorded on disposal were as follows:

	Years Ended December 31,
	2008	2007	2006

Revenue	$—	$—	$212,329
(Loss) earnings before taxes	(29,078)	(58,722)	19,469
Gain on disposal before taxes	790	662	386,195

4.	Emdeon Business Services

On November 16, 2006, the Company completed the sale of a 52% interest in EBS to an affiliate of General Atlantic LLC (“GA”). The 2006 EBS Sale was structured so that the Company and GA each owned interests in EBS Master LLC (“EBSCo”), a limited liability company owning the entities comprising EBS. The Company received gross cash proceeds of approximately $1,209,000 at closing, and received $11,099 subsequent to December 31, 2006 in connection with the working capital adjustment. Additionally, the Company advanced cash of $10,000 to EBSCo at closing, to support general working capital needs, and paid $10,016 of expenses on EBSCo’s behalf through December 31, 2006. These amounts were repaid in full subsequent to December 31, 2006. In connection with the 2006 EBS Sale, the Company recognized a gain of $352,297, which considered approximately $16,103 of professional fees and other expenses associated with the 2006 EBS Sale. During 2007, the Company recognized an additional gain of $399 which related to the finalization of the working capital adjustment.

In connection with the 2006 EBS Sale, the Company entered into a transition services agreement whereby it provided EBSCo with certain administrative services, including payroll, accounting, tax, treasury, contract and litigation support, real estate vendor management and human resource services, as well as IT support. Additionally, EBSCo provided certain administrative services to the Company, including telecommunication infrastructure and management services, data center support, purchasing and procurement and certain other services. Some of the services provided by EBSCo to HLTH were, in turn, used to fulfill HLTH’s obligation to provide transition services to EPS. The fees charged to EBSCo of $162, $3,009 and $610 for the years ended December 31, 2008, 2007 and 2006 is net of the amount charged to the Company of $109, $1,070 and $185, respectively, and is included in the Company’s Corporate segment, and within other (expense) income, net in the accompanying statements of operations for the years ended December 31, 2008, 2007 and 2006.

In connection with the 2006 EBS Sale, EBSCo agreed to continue its strategic relationship with WebMD and to market WebMD’s online decision-support platform and tools that support consumer directed health plans and health savings accounts to its payer customers for integration into their consumer directed health plan offerings. In addition, EBSCo agreed to license certain de-identified data to HLTH and its subsidiaries.

Beginning on November 17, 2006, the Company’s remaining 48% ownership interest in EBSCo was reflected as an investment in the Company’s consolidated financial statements, accounted for under the equity

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

method and the Company’s share of EBSCo’s net earnings was reported as equity in earnings of EBS Master LLC in the accompanying consolidated statements of operations through February 8, 2008.

On February 8, 2008, the Company entered into a Securities Purchase Agreement and simultaneously completed the sale of its 48% noncontrolling ownership interest in EBSCo (the “2008 EBSCo Sale”) for $574,617 in cash, net of professional fees and other expenses, to an affiliate of GA and affiliates of Hellman & Friedman, LLC. In connection with the 2008 EBSCo Sale, the Company recognized a pre-tax gain of $538,024.

The Company’s share of EBSCo’s net earnings is reported as equity in earnings of EBS Master LLC in the accompanying consolidated statements of operations. The Carrying value of the Company’s investment in EBSCo of $25,261 as of December 31, 2007, differed from 48% of the net equity of EBSCo as of December 31, 2007. The difference is principally due to the excess of the fair value of EBSCo’s net assets as adjusted for in purchase accounting, over the carryover basis of the Company’s investment in EBSCo. The following is summarized financial information of EBSCo during the period from the 2006 EBS Sale on November 16, 2006 through the date of the 2008 EBSCo Sale on February 8, 2008:

	For the Period		For the Period
	January 1, 2008		November 17, 2006
	Through	Year Ended	Through
	February 8, 2008	December 31, 2007	December 31, 2006

Revenue	$94,481	$808,537	$87,903
Cost of operations	44,633	517,884	56,775
Net income (loss)	5,551	34,493	(1,198)

December 31, 2007

Current assets	$168,108
Noncurrent assets	1,179,116

Total assets	$1,347,224

Current liabilities	$104,404
Noncurrent liabilities	940,220
Members’ equity	302,600

Total liabilities and member’s equity	$1,347,224

5.	Investment and Business Combinations

2008 Investment

On November 19, 2008, HLTH acquired, through WHC, Series D preferred stock in a privately held company. The total investment was approximately $6,471, which includes approximately $470 of acquisition costs. Since the Company does not have the ability to exercise significant influence over this company, the investment is accounted for under the cost method and is included within other assets in the accompanying balance sheet as of December 31, 2008.

2006 Acquisitions

On December 15, 2006 (the “Subimo Closing Date”), the Company, through WHC, acquired all of the outstanding limited liability company interests of Subimo, LLC (“Subimo”) from Subimo’s security holders (the “Subimo Sellers”), a privately held provider of healthcare decision-support applications to large employers, health plans and financial institutions. The initial purchase consideration for Subimo was valued at

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $59,320, comprised of $32,820 in cash, net of cash acquired, $26,000 of WHC Class A Common Stock and $500 of acquisition costs. Pursuant to the terms of the Subimo Purchase Agreement, WHC deferred the issuance of the $26,000 of equity equal to 640,930 shares of WHC Class A Common Stock. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $47,776 and intangible assets subject to amortization of $12,300 were recorded. The intangible assets are comprised of $10,000 relating to customer relationships with estimated useful lives of twelve years and $2,300 relating to acquired technology with an estimated useful life of three years. The goodwill and intangible assets recorded will be deductible for tax purposes. The results of operations of Subimo have been included in the financial statements of the Company from December 15, 2006, the closing date of the acquisition, and are included in the WebMD segment.

Pursuant to the terms of the Subimo Purchase Agreement, the Company deferred the issuance of the 640,930 shares of WHC Class A Common Stock included in the purchase consideration (the “Deferred Shares”) to December 3, 2008. The Deferred Shares were repurchased from the Subimo Sellers immediately following their issuance at a purchase price of $20.00 per share, the closing market price of WHC Class A Common Stock on The Nasdaq Global Select Market on December 3, 2008. The repurchase of these shares was considered a purchase of noncontrolling interest of WHC and was accounted for using the purchase method of accounting. Accordingly, the Company recorded a partial step-up to the fair value of WHC’s assets and liabilities to the extent of the percentage of WHC that was repurchased. This step-up resulted in recording $4,464 of indefinite lived intangible assets and $1,627 of intangible assets with a useful life of ten years. Since the Deferred Shares had a market value that was less than $24.34 per share when issued, the Company was required, under the Subimo Purchase Agreement, to pay additional cash consideration to the Subimo Sellers at the time of the issuance of the shares in an amount equal to the aggregate shortfall, which was $2,782. This payment was reflected as a reduction to noncontrolling interest in the accompanying consolidated balance sheets.

On September 11, 2006, the Company acquired, through WHC, the interactive medical education, promotion and physician recruitment businesses of Medsite, Inc. (“Medsite”). Medsite provides e-detailing services for pharmaceutical, medical device and healthcare companies, including program development, targeted recruitment and online distribution and delivery. In addition, Medsite provides educational programs to physicians. The total purchase consideration for Medsite was approximately $31,467, comprised of $30,682 in cash, net of cash acquired, and $785 of acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $31,934 and intangible assets subject to amortization of $11,000 were recorded. The goodwill and intangible assets recorded will be deductible for tax purposes. The intangible assets are comprised of $6,000 relating to customer relationships with estimated useful lives of twelve years, $2,000 relating to a trade name with an estimated useful life of ten years, $2,000 relating to content with an estimated useful life of four years and $1,000 relating to acquired technology with an estimated useful life of three years. The results of operations of Medsite have been included in the financial statements of the Company from September 11, 2006, the closing date of the acquisition, and are included in the WebMD segment.

On July 18, 2006, the Company acquired, through EBS, Interactive Payer Network, Inc. (“IPN”), a privately held provider of healthcare electronic data interchange services. The total purchase consideration for IPN was approximately $3,907, comprised of $3,799 in cash, net of cash acquired, and $108 of acquisition costs. In addition, the Company agreed to pay up to an additional $3,000 in cash over a two-year period beginning in August 2007 if certain financial milestones are achieved. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the preliminary allocation of the purchase price, goodwill of $3,692 was recorded. The goodwill recorded will be deductible for tax purposes. The IPN business is part of the EBS businesses that were sold on November 16, 2006. Accordingly, the results of operations of IPN have been included in the financial statements of the Company, specifically within the Emdeon Business Services segment, from July 18, 2006 (the closing date of the acquisition) through November 16, 2006 (the closing date of the 2006 EBS Sale). The obligation to pay up to $3,000 in earn out payments was also transferred in connection with the 2006 EBS Sale.

On June 13, 2006, the Company acquired, through WHC, Summex Corporation (“Summex”), a provider of health and wellness programs that include online and offline health risk assessments, lifestyle education and personalized telephonic health coaching. The total purchase consideration for Summex was approximately $30,043, comprised of $29,543 in cash, net of the cash acquired, and $500 of acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $18,852 and intangible assets subject to amortization of $11,300 were recorded. The goodwill and intangible assets recorded will not be deductible for tax purposes. The intangible assets are comprised of $6,000 relating to customer relationships with estimated useful lives of eleven years, $2,700 relating to acquired technology with an estimated useful life of three years, $1,100 relating to content with an estimated useful life of four years and $1,500 relating to a trade name with an estimated useful life of ten years. The results of operations of Summex have been included in the financial statements of the Company from June 13, 2006, the closing date of the acquisition, and are included in the WebMD segment.

On January 17, 2006, the Company acquired, through WHC, eMedicine.com, Inc. (“eMedicine”), a privately held online publisher of medical reference information for physicians and other healthcare professionals. The total purchase consideration for eMedicine was approximately $25,195, comprised of $24,495 in cash, net of cash acquired, and $700 of acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $20,704 and an intangible asset subject to amortization of $6,390 were recorded. The goodwill and intangible asset recorded will not be deductible for tax purposes. The intangible assets recorded were $4,300 relating to content with an estimated useful life of three years, $1,000 relating to acquired technology with an estimated useful life of three years, $790 relating to a trade name with an estimated useful life of ten years and $300 relating to customer relationships with estimated useful lives of ten years. The results of operations of eMedicine have been included in the financial statements of the Company from January 17, 2006, the closing date of the acquisition, and are included in the WebMD segment.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Balance Sheet Data

The following table summarizes the tangible and intangible assets acquired, the liabilities assumed and the consideration paid for each acquisition:

			Other			Total
	Accounts	Deferred	Tangible Assets	Intangible		Purchase
	Receivable	Revenue	(Liabilities), net	Assets	Goodwill	Price

2006
Subimo	$1,725	$(6,900)	$4,419	$12,300	$47,776	$59,320
Medsite	2,469	(13,124)	(812)	11,000	31,934	31,467
IPN	358	—	(143)	—	3,692	3,907
Summex	1,064	(1,173)	—	11,300	18,852	30,043
eMedicine	1,717	(2,612)	(1,004)	6,390	20,704	25,195

Unaudited Pro Forma Information

The following unaudited pro forma financial information for the year ended December 31, 2006 gives effect to the acquisitions of Subimo, Medsite, IPN, Summex and eMedicine, including the amortization of intangible assets, as if the acquisitions had occurred on January 1, 2006. The information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transactions had been consummated on the date indicated, nor is it necessarily indicative of future operating results of the consolidated companies, and should not be construed as representative of these results for any future period.

Year Ended
December 31, 2006

Revenue	$924,446
Consolidated income from continuing operations	362,791
Net income attributable to HLTH stockholders	757,291

Amounts attributable to HLTH stockholders:
Income from continuing operations	$363,448

Net income attributable to HLTH stockholders	$757,291

Basic income per common share:
Income from continuing operations	$1.30

Net income attributable to HLTH stockholders	$2.71

Diluted income per common share:
Income from continuing operations	$1.17

Net income attributable to HLTH stockholders	$2.36

6.	WebMD Health Corp.

Relationships between the Company and WHC

The Company entered into a number of agreements with WHC governing the future relationship of the companies, including a Services Agreement, a Tax Sharing Agreement and an Indemnity Agreement. These agreements cover a variety of matters, including responsibility for certain liabilities, including tax liabilities, as well as matters related to providing WHC with administrative services, such as payroll, tax, employee

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

benefit plan, employee insurance, intellectual property, legal and information processing services. Under the Services Agreement, the Company receives an amount that reasonably approximates its cost of providing services to WHC. The Company agreed to make the services available to WHC for up to five years from the date of WHC’s initial public offering on September 29, 2005; however, WHC is not required, under the Services Agreement, to continue to obtain services from the Company and is able to terminate services, in whole or in part, at any time generally by providing, with respect to the specified services or groups of services, 60 days’ prior notice and, in some cases, paying a nominal termination fee to cover costs relating to the termination. On January 31, 2006, the Company entered into additional agreements with WHC in which both parties agreed to support each other’s product development and marketing efforts of specific product lines for agreed upon fees, as defined in the agreements. These agreements were amended, in connection with the EPS Sale and 2006 EBS Sale, to separate the provisions applicable to each of HLTH, EPS and EBS and to make certain modifications in the relationships between WebMD and each of those parties. In amended agreements with WebMD, EPS agreed to continue its strategic relationship with WebMD and to integrate WebMD’s personal health record with the clinical products of EPS, including the electronic medical record, to allow import of data from one to the other, subject to applicable law and privacy and security requirements. In amended agreements with WebMD, EBS agreed to continue its strategic relationship with WebMD and to market WebMD’s online decision-support platform and tools that support consumer directed health plans and health savings accounts to its payer customers for integration into their consumer directed health offerings. In addition, pursuant to a data license agreement, EBS agreed to license certain de-identified data to HLTH and its subsidiaries for use in the development and commercialization of certain applications that use clinical information, including consumer decision-support applications. As noted below under “Termination of Proposed Merger with WHC,” HLTH has assigned the data license agreement to WHC.

Termination of Proposed Merger with WHC

In February 2008, HLTH and WHC entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which HLTH would merge into WHC (the “WHC Merger”), with WHC continuing as the surviving corporation. The Merger Agreement resulted from negotiations between HLTH and a Special Committee of the Board of Directors of WHC during late 2007 and early 2008. Pursuant to the terms of a Termination Agreement entered into on October 19, 2008 (the “Termination Agreement”), HLTH and WHC mutually agreed, in light of the turmoil in financial markets, to terminate the Merger Agreement. The Boards of Directors of HLTH and WHC determined that both HLTH, as controlling stockholder of WHC, and the public stockholders of WHC would benefit from WHC continuing as a publicly-traded subsidiary with no long-term debt and with approximately $340,000 in cash and investments. The Termination Agreement maintained HLTH’s obligation, under the terms of the Merger Agreement, to pay the expenses of WHC incurred in connection with the merger. In connection with the termination of the WHC Merger, HLTH and WHC amended the Tax Sharing Agreement between them and HLTH assigned to WHC the Amended and Restated Data License Agreement, dated as of February 8, 2008, among HLTH, EBSCo and certain affiliated companies.

WHC Stock Repurchase Program

On December 4, 2008, WHC announced the authorization of a stock repurchase program, at which time WHC was authorized to use up to $30,000 to purchase shares of WHC Class A Common Stock, from time to time, in the open market, through block trades or in private transactions, depending on market conditions and other factors. During 2008, no shares were repurchased under this program.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Significant Transactions

America Online, Inc.

In May 2001, the Company entered into an agreement for a strategic alliance with Time Warner, Inc. (“Time Warner”). Under the agreement, the Company was the primary provider of healthcare content, tools and services for use on certain America Online (“AOL”) properties. The agreement ended on May 1, 2007. Under the agreement, the Company and AOL shared certain revenue from advertising, commerce and programming on the health channels of the AOL properties and on a co-branded service created for AOL by the Company. The Company was entitled to share in revenue and was guaranteed a minimum of $12,000 during each contract year from May 1, 2005 through May 1, 2007 when the agreement ended for its share of advertising revenue. Included in the accompanying consolidated statements of operations, for the years ended December 31, 2007 and 2006 is revenue of $2,658 and $8,312, respectively, related to sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through WebMD’s sales organization. Also included in revenue during the years ended December 31, 2007 and 2006 is revenue of $1,515 and $5,125, respectively, related to the guarantee discussed above.

News Corporation

In connection with a strategic relationship with News Corporation that the Company entered into in 2000 and amended in 2001, the Company received rights to an aggregate of $205,000 in advertising services from News Corporation to be used over nine years expiring in 2009 in exchange for equity securities issued by the Company. In September 2005, the rights to these advertising services were contributed to WHC in connection with the its initial public offering. The amount of advertising services received in any contract year is based on the current market rates in effect at the time the advertisement is placed. Additionally, the amount of advertising services that can be used in any contract year is subject to contractual limitations. The advertising services were recorded at fair value determined using a discounted cash flow methodology. The remaining portion of these advertising services is included in prepaid expenses and other current assets, in the accompanying consolidated balance sheets.

8.	Convertible Redeemable Exchangeable Preferred Stock

On March 19, 2004, the Company issued $100,000 of Convertible Redeemable Exchangeable Preferred Stock (the “Preferred Stock”) in a private transaction to CalPERS/PCG Corporate Partners, LLC (“CalPERS/PCG Corporate Partners”). CalPERS/PCG Corporate Partners is a private equity fund managed by the Pacific Corporate Group and principally backed by California Public Employees’ Retirement System, or CalPERS.

The Preferred Stock had a liquidation preference of $100,000 in the aggregate and was convertible into 10,638,297 shares of HLTH’s Common Stock in the aggregate, representing a conversion price of $9.40 per share of common stock. So long as the Preferred Stock remained outstanding, the Company was required to pay to CalPERS/PCG Corporate Partners, on a quarterly basis, an aggregate annual fee of 0.35% of the face amount of the then outstanding Preferred Stock. Holders of the Preferred Stock had the right to vote, together with the holders of HLTH’s Common Stock on an as converted to common stock basis, on matters that were put to a vote of the common stock holders. The Certificate of Designations for the Preferred Stock also provided that the Company would not, without the prior approval of holders of 75% of the shares of Preferred Stock then outstanding, voting as a separate class, issue any additional shares of the Preferred Stock, or create any other class or series of capital stock that ranks senior to or on a parity with the Preferred Stock.

On June 26, 2007, the Company notified the Holder that it had elected to redeem all outstanding shares of its Preferred Stock. On June 29, 2007, prior to the date set for the redemption, the Holder converted all of the then outstanding Preferred Stock to Common Stock. In aggregate, 10,000 shares of Preferred Stock were converted to 10,638,297 shares of HLTH Common Stock during 2007.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company incurred issuance costs related to the Preferred Stock of approximately $1,885, which were recorded against the Preferred Stock in the accompanying consolidated balance sheets. The issuance costs were being amortized to accretion of convertible redeemable exchangeable preferred stock, using the effective interest method over the period from issuance through March 19, 2012. In 2007 and 2006, $117 and $235, respectively, were recorded to accretion of convertible redeemable exchangeable preferred stock, included within equity. In connection with the conversion of the Preferred Stock to Common Stock, the unamortized portion of the deferred issuance costs related to the Preferred Stock of $1,115 was reflected as a reduction to equity during the year ended December 31, 2007.

9.	Convertible Notes

3 1/8% Convertible Notes due 2025

On August 24, 2005, the Company issued $300,000 aggregate principal amount of 3 1/8% Convertible Notes due 2025 (the “3 1/8% Notes”) in a private offering. Unless previously redeemed or converted, the 3 1/8% Notes will mature on September 1, 2025. Interest on the 3 1/8% Notes accrues at the rate of 3 1/8% per annum and is payable semiannually on March 1 and September 1, commencing March 1, 2006. The Company will also pay contingent interest of 0.25% per annum to the holders of the 3 1/8% Notes during specified six-month periods, commencing with the six-month period beginning on September 1, 2012, if the average trading price of a 3 1/8% Note for the specified period equals 120% or more of the principal amount of the 3 1/8% Notes.

The 3 1/8% Notes are convertible into an aggregate of 19,273,393 shares of the Company’s common stock (representing a conversion price of $15.57 per share). Holders of the 3 1/8% Notes may require the Company to repurchase their 3 1/8% Notes on September 1, 2012, September 1, 2015 and September 1, 2020, at a price equal to 100% of the principal amount of the 3 1/8% Notes being repurchased, plus any accrued and unpaid interest, payable in cash. Additionally, the holders of the 3 1/8% Notes may require the Company to repurchase the 3 1/8% Notes upon a change in control of the Company at a price equal to 100% of the principal amount of the 3 1/8% Notes, plus accrued and unpaid interest, payable in cash or, at the Company’s option, in shares of the Company’s common stock or in a combination of cash and shares of the Company’s common stock. On or after September 5, 2010, September 5, 2011 and September 5, 2012, the 3 1/8% Notes are redeemable, at the option of the Company, for cash at redemption prices of 100.893%, 100.446% and 100.0%, respectively, plus accrued and unpaid interest.

As required by FSP APB 14-1 (see Note 24), the Company separately accounts for the debt and equity components of its 3 1/8% Notes by assigning a value to the debt component, which was the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. The difference between the original face value and this estimated fair value, which was $61,306 at the time the 3 1/8% Notes were issued during August 2005, represents a debt discount and will be amortized to interest expense over the period from issuance to August 2012 (when the 3 1/8% Notes are first puttable to the Company at the option of the holder). The $61,306 debt discount also represents the value of the equity component on the 3 1/8% Notes and included within additional paid-in capital as of December 31, 2008 and 2007. The following table reflects the interest expense recognized and effective interest rate for the Company’s 3 1/8% Notes:

	Years Ended December 31,
	2008	2007	2006

Contractual coupon interest	$9,375	$9,375	$9,375
Amortization of debt discount	8,244	7,655	7,134
Amortization of debt issuance costs	1,142	1,061	988

Interest expense for 3 1/8% Notes	$18,761	$18,091	$17,497

Effective interest rate	7.4%	7.4%	7.4%

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.75% Convertible Subordinated Notes due 2023

On June 25, 2003, the Company issued $300,000 aggregate principal amount of 1.75% Convertible Subordinated Notes due 2023 (the “1.75% Notes”) in a private offering. On July 7, 2003, the Company issued an additional $50,000 aggregate principal amount of the 1.75% Notes. Unless previously redeemed or converted, the 1.75% Notes will mature on June 15, 2023. Interest on the 1.75% Notes accrues at the rate of 1.75% per annum and is payable semiannually on June 15 and December 15, commencing December 15, 2003. The Company will also pay contingent interest of 0.25% per annum of the average trading price of the 1.75% Notes during specified six-month periods, commencing on June 20, 2010, if the average trading price of the 1.75% Notes for specified periods equals 120% or more of the principal amount of the 1.75% Notes.

The 1.75% Notes are convertible into an aggregate of 22,742,040 shares of HLTH’s Common Stock (representing a conversion price of $15.39 per share) if the sale price of HLTH’s Common Stock exceeds 120% of the conversion price for specified periods and in certain other circumstances. The 1.75% Notes are redeemable by the Company after June 15, 2008 and prior to June 20, 2010, subject to certain conditions, including the sale price of HLTH’s Common Stock exceeding certain levels for specified periods. If the 1.75% Notes are redeemed by the Company during this period, the Company will be required to make additional interest payments. After June 20, 2010, the 1.75% Notes are redeemable at any time for cash at 100% of their principal amount. Holders of the 1.75% Notes may require the Company to repurchase their 1.75% Notes on June 15, 2010, June 15, 2013 and June 15, 2018, for cash at 100% of the principal amount of the 1.75% Notes, plus accrued interest. Upon a change in control, holders may require the Company to repurchase their 1.75% Notes for, at the Company’s option, cash or shares of HLTH’s Common Stock, or a combination thereof, at a price equal to 100% of the principal amount of the 1.75% Notes being repurchased.

10.	Segment Information

Segment information has been prepared in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). The accounting policies of the segments are the same as the accounting policies for the consolidated Company. Inter-segment revenue primarily represents printing services provided by EBS during 2006 and certain services provided by the WebMD segment during 2008, 2007 and 2006. The performance of the Company’s business is monitored based on earnings before interest, taxes, non-cash and other items. Other items include: legal expenses incurred by the Company, which reflect costs and expenses related to the investigation by the United States Attorney for the District of South Carolina and the SEC; income related to the reduction of certain sales and use tax contingencies; and professional fees, primarily consisting of legal, accounting and financial advisory services related to the terminated WHC Merger, in 2008 and 2007, and the 2006 EBS Sale.

The following segment information reflects the reclassification of LBB to discontinued operations, the related elimination of WebMD’s Publishing and Other Services segment, and the classification of WebMD’s remaining revenues into the following two categories: public portals and private portals. Public portals revenue includes revenue previously referred to as “advertising and sponsorship” revenue, “content syndication and other” revenue, as well as other print service revenue (which consists primarily of revenue from advertising in WebMD the Magazine). Private portals revenue includes revenue previously referred to as “licensing” revenue.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized financial information for each of the Company’s operating segments and Corporate segment and the reconciliation to consolidated income from continuing operations are presented below:

	Years Ended December 31,
	2008	2007	2006(a)

Revenue
WebMD:
Public portals	$284,416	$238,022	$183,813
Private portals	89,126	81,471	55,621

Total WebMD	373,542	319,493	239,434
Emdeon Business Services	—	—	661,090
Inter-segment eliminations	(80)	(261)	(939)

	$373,462	$319,232	$899,585

Earnings before interest, taxes, non-cash and other items
WebMD	$94,100	$79,471	$50,913
Emdeon Business Services	—	—	152,911
Corporate	(19,845)	(24,502)	(41,730)

	74,255	54,969	162,094
Interest, taxes, non-cash and other items
Interest income	35,300	42,035	32,339
Interest expense	(26,428)	(25,887)	(25,472)
Income tax (provision) benefit	(26,638)	9,053	(50,033)
Depreciation and amortization	(28,410)	(27,808)	(44,073)
Non-cash stock-based compensation	(24,632)	(32,336)	(41,608)
Non-cash advertising	(5,097)	(5,264)	(7,414)
Equity in earnings of EBS Master LLC	4,007	28,566	763
Gain on sale of EBS Master LLC	538,024	—	—
Gain on 2006 EBS Sale	—	399	352,297
Impairment of auction rate securities	(60,108)	—	—
Restructuring	(7,416)	—	—
Other expense, net	(6,284)	(2,427)	(6,776)

Consolidated income from continuing operations	466,573	41,300	372,117
Consolidated income (loss) from discontinued operations, net of tax	94,682	(18,048)	393,527

Consolidated net income inclusive of noncontrolling interest	561,255	23,252	765,644
(Income) attributable to noncontrolling interest	(1,032)	(10,667)	(405)

Net income attributable to HLTH stockholders	$560,223	$12,585	$765,239

(a)	The EBS segment was sold on November 16, 2006 and, therefore, the operations of the EBS segment are included only for the period January 1, 2006 through November 16, 2006.

The following table represents supplemental financial data for the Company’s segments:

	Emdeon
	Business		Corporate
	Services	WebMD	and Other(a)	Total(b)

2008
Capital expenditures	$—	$24,180	$85	$24,265
Total assets	—	736,494	633,890	1,370,384
2007
Capital expenditures	—	18,046	995	19,041
Total assets	—	699,118	674,912	1,374,030
2006
Capital expenditures	20,835	28,438	133	49,406

(a)	Includes the Company’s investment in EBS Master LLC for 2007.

(b)	Excludes information related to the Company’s discontinued operations.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Long-Lived Assets

Property and Equipment

Property and equipment consist of the following:

	December 31,
	2008	2007

Software	$24,622	$17,094
Computer equipment	26,145	17,994
Web site development costs	26,210	21,389
Leasehold improvements	19,494	16,792
Office equipment, furniture and fixtures	6,959	6,338
Land and buildings	3,288	314

	106,718	79,921
Less: accumulated depreciation	(50,085)	(30,447)

Property and equipment, net	$56,633	$49,474

Depreciation expense was $19,013, $15,161 and $22,212 in 2008, 2007 and 2006, respectively.

Goodwill and Intangible Assets

The changes in the carrying amount of goodwill during the years ended December 31, 2008 and 2007 were as follows:

WebMD
Segment

Balance as of January 1, 2007	$212,440
Reversal of income tax valuation allowance	(2,793)
Purchase price allocation and other adjustments	(3,368)

Balance as of December 31, 2007	206,279
Reversal of income tax valuation allowance	(4,027)
Purchase price allocation	(148)

Balance as of December 31, 2008	$202,104

Intangible assets subject to amortization consist of the following:

	December 31, 2008				December 31, 2007
				Weighted				Weighted
	Gross			Average	Gross			Average
	Carrying	Accumulated		Remaining	Carrying	Accumulated		Remaining
	Amount	Amortization	Net	Useful Life(a)	Amount	Amortization	Net	Useful Life(a)

Content	$15,954	$(14,541)	$1,413	1.7	$15,954	$(12,581)	$3,373	2.1
Customer relationships	34,057	(12,872)	21,185	8.8	32,430	(9,485)	22,945	9.2
Technology and patents	14,700	(13,370)	1,330	0.8	14,700	(9,856)	4,844	1.5
Trade names-definite lived	6,030	(2,094)	3,936	7.4	6,030	(1,558)	4,472	8.4
Trade names-indefinite lived	4,464	—	4,464	n/a	—	—	—	n/a

Total	$75,205	$(42,877)	$32,328		$69,114	$(33,480)	$35,634

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	The calculation of the weighted average remaining useful life is based on the net book value and the remaining amortization period (reflected in years) of each respective intangible asset.

Amortization expense was $9,397, $12,647 and $21,861 in 2008, 2007 and 2006, respectively. Future amortization expense for intangible assets is estimated to be:

Years Ending December 31:
2009	$6,309
2010	3,394
2011	2,627
2012	2,627
2013	2,627
Thereafter	10,280

12.	Restructuring

As a result of the completion of the integration of previously acquired businesses and efficiencies that the Company continues to realize from its infrastructure investments of the WebMD segment combined with the continued reduction in shared services performed within the Company’s Corporate segment following the divestitures of EPS, EBS and ViPS, the Company recorded a restructuring charge during 2008 of $7,416, of which $2,910 relates to the Company’s WebMD segment. This amount includes (i) $3,575 related to the purchase of insurance for extended coverage during periods when the Company owned the divested businesses, (ii) $3,391 related to severance and (iii) $450 of costs to consolidate facilities and other exit costs. The remaining accrual related to this charge is $7,071 and is reflected in accrued expenses in the accompanying consolidated balance sheet as of December 31, 2008.

13.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2008	2007

Accrued compensation	$23,258	$19,920
Acrrued restructuring	7,071	—
Accrued outside services	4,714	8,525
Accrued income, sales and other taxes	3,204	5,750
Other accrued liabilities	16,348	15,146

	$54,595	$49,341

14.	Commitments and Contingencies

Legal Proceedings

Investigations by United States Attorney for the District of South Carolina and the SEC

As previously disclosed, the United States Attorney for the District of South Carolina is conducting an investigation of the Company, which the Company first learned about on September 3, 2003. Based on the information available to the Company, it believes that the investigation relates principally to issues of financial accounting improprieties relating to Medical Manager Corporation, a predecessor of the Company (by its merger into the Company in September 2000), and, more specifically, its Medical Manager Health Systems,

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inc. subsidiary. Medical Manager Health Systems was a predecessor to Emdeon Practice Services, Inc., a subsidiary that the Company sold to Sage Software in September 2006. The Company has been cooperating and intends to continue to cooperate fully with the U.S. Attorney’s Office. As previously reported, the Board of Directors of the Company has formed a special committee consisting solely of independent directors to oversee this matter with the sole authority to direct the Company’s response to the allegations that have been raised. As previously disclosed, the Company understands that the SEC is also conducting a formal investigation into this matter. In connection with the EPS Sale, the Company agreed to indemnify Sage Software with respect to this matter.

The United States Attorney for the District of South Carolina announced on January 10, 2005, that three former employees of Medical Manager Health Systems each had agreed to plead guilty to one count of mail fraud and that one such employee had agreed to plead guilty to one count of tax evasion for acts committed while they were employed by Medical Manager Health Systems. The three former employees include a Vice President of Medical Manager Health Systems responsible for acquisitions who was terminated for cause in January 2003; an executive who served in various accounting roles at Medical Manager Health Systems until his resignation in March 2002; and a former independent Medical Manager dealer who was a paid consultant to Medical Manager Health Systems until the termination of his services in 2002. According to the Informations, Plea Agreements and Factual Summaries filed by the United States Attorney in, and available from, the District Court of the United States for the District of South Carolina — Beaufort Division, on January 7, 2005, the three former employees and other then unnamed co-schemers were engaged in between 1997 and 2002 that included causing companies acquired by Medical Manager Health Systems to pay the former vice president in charge of acquisitions and co-schemers kickbacks which were funded through increases in the purchase price paid by Medical Manager Health Systems to the acquired companies and that included fraudulent accounting practices to artificially inflate the quarterly revenues and earnings of Medical Manager Health Systems when it was an independent public company called Medical Manager Corporation from 1997 through 1999, when and after it was acquired by Synetic, Inc. in July 1999 and when and after it became a subsidiary of the Company in September 2000. A fourth former officer of Medical Manager Health Systems pled guilty to similar activities later in 2005.

The fraudulent accounting practices cited by the government in the January 7, 2005 District Court filings included: causing companies acquired by Medical Manager Health Systems to reclassify previously recognized sales revenue as deferred income so that such deferred income could subsequently be reported as revenue by Medical Manager Health Systems and its parents in later periods; fabricating deferred revenue entries which could be used to inflate earnings when Medical Manager Health Systems acquired companies; causing companies acquired by Medical Manager Health Systems to inflate reserve accounts so that these reserves could be reversed in later reporting periods in order to artificially inflate earnings for Medical Manager Health Systems and its parents; accounting for numerous acquisitions through the pooling of interests method in order to fraudulently inflate Medical Manager Health Systems’ quarterly earnings, when the individuals involved knew the transactions failed to qualify for such treatment; causing companies acquired by Medical Manager Health Systems to enter into sham purchases of software from Medical Manager Health Systems in connection with the acquisition which purchases were funded by increasing the purchase price paid by Medical Manager Health Systems to the acquired company and using these “round trip” sales to create fraudulent revenue for Medical Manager Health Systems and its parents; and causing Medical Manager Health Systems to book and record sales and training revenue before the revenue process was complete in accordance with GAAP and thereby fraudulently inflating Medical Manager Health Systems reported revenues and earnings. According to the Informations to which the former employees have pled guilty, the fraudulent accounting practices resulted in the reported revenues of Medical Manager Health Systems and its parents being overstated materially between June 1997 and at least December 31, 2001, and reported quarterly earnings being overstated by at least one cent per share in every quarter during that period.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The documents filed by the United States Attorney in January 2005 stated that the former employees engaged in their fraudulent conduct “in concert with senior management,” and “at the direction of senior Medical Manager officers.” In its statement at that time, the United States Attorney for the District of South Carolina stated that “the senior management and officers referred to in the Court documents were members of senior management of the Medical Manager subsidiary during the relevant time period.”

On December 15, 2005, the United States Attorney announced indictments of the following former officers and employees of Medical Manager Health Systems: Ted W. Dorman, a former Regional Vice President of Medical Manager Health Systems, who was employed until March 2003; Charles L. Hutchinson, a former Controller of Medical Manager Health Systems, who was employed until June 2001; Maxie L. Juzang, a former Vice President of Medical Manager Health Systems, who was employed until August 2005; John H. Kang, a former President of Medical Manager Health Systems, who was employed until May 2001; Frederick B. Karl, Jr., a former General Counsel of Medical Manager Health Systems, who was employed until April 2000; Franklyn B. Krieger, a former Associate General Counsel of Medical Manager Health Systems, who was employed until February 2002; Lee A. Robbins, a former Vice President and Chief Financial Officer of Medical Manager Health Systems, who was employed until September 2000; John P. Sessions, a former President and Chief Operating Officer of Medical Manager Health Systems, who was employed until September 2003; Michael A. Singer, a former Chief Executive Officer of Medical Manager Health Systems and a former director of the Company, who was most recently employed by the Company as its Executive Vice President, Physician Software Strategies until February 2005; and David Ward, a former Vice President of Medical Manager Health Systems, who was employed until June 2005. The indictment charges the persons listed above with conspiracy to commit mail, wire and securities fraud, a violation of Title 18, United States Code, Section 371 and conspiracy to commit money laundering, a violation of Title 18, United States Code, Section 1956(h). The indictment charges Messrs. Sessions and Ward with substantive counts of money laundering, violations of Title 18, United States Code, Section 1957. The allegations set forth in the indictment describe activities that are substantially similar to those described above with respect to the January 2005 plea agreements.

On February 27, 2007, the United States Attorney filed a Second Superseding Indictment with respect to the former officers and employees of Medical Manager Health Systems charged under the prior Indictment, other than Mr. Juzang. The allegations set forth in the Second Superseding Indictment are substantially similar to those described above. The trial of the indicted former officers and directors of Medical Manager Health Systems has been scheduled for May 4, 2009. Mr. Robbins passed away on September 27, 2008 and on October 15, 2008 the court granted a motion to dismiss Mr. Robbins from the Second Superseding Indictment.

Based on the information it has obtained to date, including that contained in the court documents filed by the United States Attorney in South Carolina, the Company does not believe that any member of its senior management whose duties were not primarily related to the operations of Medical Manager Health Systems during the relevant time periods engaged in any of the violations or improprieties described in those court documents. The Company understands, however, that in light of the nature of the allegations involved, the U.S. Attorney’s office has been investigating all levels of the Company’s management. The Company has not uncovered information that it believes would require a restatement for any of the years covered by its financial statements. In addition, the Company believes that the amounts of the kickback payments referred to in the court documents have already been reflected in the financial statements of the Company to the extent required.

The Company has certain indemnity obligations to advance amounts for reasonable defense costs for the initial ten, and now eight, former officers and directors of EPS. During the years ended December 31, 2008 and 2007, the Company recorded a pre-tax charge of $29,078 and $73,347, respectively, related to its estimated liability with respect to these indemnity obligations. See Note 3 for a more detailed discussion regarding this charge.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Directors & Officers Liability Insurance Coverage Litigation

On July 23, 2007, the Company commenced litigation (the “Coverage Litigation”) in the Court of Chancery of the State of Delaware in and for New Castle County against ten insurance companies in which the Company is seeking to compel the defendant companies (collectively, the “Defendants”) to honor their obligations under certain directors and officers liability insurance policies (the “Policies”). The Company is seeking an order requiring the Defendants to advance and/or reimburse expenses that the Company has incurred and expects to continue to incur for the advancement of the reasonable defense costs of initially ten, and now eight, former officers and directors of the Company’s former EPS subsidiary who were indicted in connection with the Investigation described above in this Note 14. The Company subsequently has settled with two of the insurance companies during January 2008, through which the Company received an aggregate amount of $14,625. This amount was included within consolidated (loss) income from discontinued operations in the statement of operations during the three months ended December 31, 2007 and was included within prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2007.

Pursuant to a stipulation among the parties, the Coverage Litigation was transferred on September 13, 2007 to the Superior Court of the State of Delaware in and for New Castle County. The Policies were issued to the Company and to EPS, a former subsidiary of the Company, which is a co-plaintiff with the Company in the Coverage Litigation (collectively, the “Plaintiffs”). EPS was sold in September 2006 to Sage Software and has changed its name to Sage Software Healthcare, Inc. (“SSHI”). In connection with the Company’s sale of EPS to Sage Software, the Company retained certain obligations relating to the Investigation and agreed to indemnify Sage Software and SSHI with respect to certain expenses in connection with the Investigation. The Company retained the right to assert claims and recover proceeds under the Policies on behalf of SSHI.

Prior to the filing of the Second Amended Complaint which is discussed below, the Policies at issue in the Coverage Litigation consisted of two separate groups of insurance policies. Each group of policies consists of several layers of coverage, with different insurers having agreed to provide specified amounts of coverage at various levels. The first group of policies was issued to EPS in the amount of $20,000 (the “EPS Policies”) and the second group of policies was issued to Synetic, Inc. (the former parent of EPS, which merged into the Company) in the amount of $100,000, of which approximately $3,600 was paid by the primary carrier with respect to another unrelated matter (the “Synetic Policies”). As of December 31, 2008, $61,351 has been paid by insurance companies representing the EPS Policies and the Synetic Policies through a combination of payment under the terms of the Policies, payment under reservation of rights and settlement. Of this amount, $30,312 has been reimbursed by the insurance companies subsequent to the Court’s order on July 31, 2008 (described in more detail below). The Company has deferred recognizing this amount as income given the fact that the Coverage Litigation is ongoing and accordingly this amount has been deferred on the balance sheet as of December 31, 2008 within Liabilities of Discontinued Operations. As a result of these payments, the Company has exhausted its coverage under the EPS Policies and has remaining coverage under the Synetic Policies of approximately $50,000.

The carrier with the third level of coverage in the Synetic Policies filed a motion for summary judgment in the Coverage Litigation, which most of the carriers who have issued the Synetic policies joined, which sought summary judgment that any liability to pay defense costs should be allocated among the three sets of policies available to the Company (including the policies with respect to which the Coverage Litigation relates and a third set of policies the issuers of which had not yet been named by the Company) such that the Synetic Policies would only be liable to pay about $23,000 of the $96,400 total coverage available under such policies. The Company filed its opposition to the motion together with its motion for summary judgment against such carrier and several other carriers who have issued the Synetic Policies seeking to require such carriers to advance payment of the defense costs that the Company is obligated to pay while the Coverage Litigation is pending. On July 31, 2008, the Superior Court for the State of Delaware denied the motion filed

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by the carriers seeking allocation and granted the Company’s motion for partial summary judgment to enforce the duty of such carriers to advance and reimburse these costs. Pursuant to the Court’s order the issuers of the Synetic Policies have been reimbursing the Company for its costs. Unless the carriers ultimately prevail in the Coverage Litigation or obtain an interim ruling from the court to the contrary, the Company expects to collect from the remaining carriers under the Synetic Policies who are subject to the Court’s order the costs that it is obligated to pay subject to the limits of each carrier’s policy. The Company’s insurance policies provide that under certain circumstances, amounts advanced by the insurance companies in connection with the defense costs of the indicted individuals, may have to be repaid by the Company, although the $14,625 that the Company has received in settlement from certain carriers is not subject to being repaid. The Company has obtained an undertaking from each indicted individual pursuant to which, under certain circumstances, such individual has agreed to repay defense costs advanced on such individual’s behalf.

On November 17, 2008 the Company filed a Second Amended Complaint which added four new insurance companies as defendants in the Coverage Action. These carriers are the issuers of a third set of policies (the “Emdeon Policies”) that provide coverage with respect to the Company’s indemnification obligations to the former officers and directors of the Company’s former EPS subsidiary who were indicted in connection with the Investigation described above in this Note 14. Additionally, the Second Amended Complaint adds back as a defendant in the Coverage Action the issuer of one of the EPS Policies with whom the Company settled who is also the issuer of the eighth level of coverage under the Synetic Policies. At the time of that settlement the Company dismissed the eighth level carrier without prejudice with respect to that Synetic Policy, and based upon the current estimate of the anticipated costs of its indemnification obligations the Company has determined that it is necessary to add back the carrier with respect to the Synetic Policy. Although the Company believes that such eighth level carrier and the ninth level carrier are situated similarly to the other Synetic Policies, the eighth and ninth level carriers indicated on September 9, 2008 and February 4, 2008, respectively, the position that they were not bound by the Court’s July 31, 2008 order regarding the duty of the Synetic carriers to advance and reimburse defense costs. This resulted in the Company including such eighth and ninth level carriers in the Second Amended Complaint and in the Company making a motion to the Court to require such eighth and ninth level carriers to advance and reimburse defense costs.

Notwithstanding the fact that the Company has prevailed in the summary judgment motions described above, there can be no assurance that the Company will ultimately prevail in the Coverage Litigation or that the Defendants will be required to provide funding on an interim basis pending the resolution of the Coverage Litigation. The Company intends to continue to satisfy its legal obligations to the indicted individuals with respect to advancement of amounts for their defense costs.

Litigation Regarding Distribution of Shares in Healtheon Initial Public Offering

Seven purported class action lawsuits were filed against Morgan Stanley & Co. Incorporated and Goldman Sachs & Co., underwriters of the initial public offering of the Company (then known as Healtheon Corporation) in the United States District Court for the Southern District of New York in the summer and fall of 2001. Three of these suits also named the Company and certain of its former officers and directors as defendants. These suits were filed in the wake of reports of governmental investigations of the underwriters’ practices in the distribution of shares in certain initial public offerings. Similar suits were filed in connection with over 300 other initial public offerings that occurred in 1999, 2000 and 2001.

The complaints against the Company and its former officers and directors alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 under that Act and Section 11 of the Securities Act of 1933 because of failure to disclose certain practices alleged to have occurred in connection with the distribution of shares in the Healtheon IPO. Claims under Section 12(a)(2) of the Securities Act of 1933 were also brought against the underwriters. These claims were consolidated, along with claims relating

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to over 300 other initial public offerings, in the Southern District of New York. The plaintiffs have dismissed the claims against the four former officers and directors of the Company without prejudice, pursuant to Reservation of Rights Tolling Agreements with those individuals. On July 15, 2002, the issuer defendants in the consolidated action, including the Company, filed a joint motion to dismiss the consolidated complaints. On February 18, 2003, the District Court denied, with certain exceptions not relevant to the Company, the issuer defendants’ motion to dismiss.

After a lengthy mediation under the auspices of former United States District Judge Nicholas Politan, the issuer defendants in the consolidated action (including the Company), the affected insurance companies, and the plaintiffs reached an agreement on a settlement to resolve the matter among the participating issuer defendants, their insurers, and the plaintiffs. The settlement called for the participating issuers’ insurers jointly to guarantee that plaintiffs recover a certain amount in the IPO litigation and certain related litigation from the underwriters and other non-settling defendants. Accordingly, in the event the guarantee became payable, the agreement called for the Company’s insurance carriers, not the Company, to pay the Company’s pro rata share.

The Company, and virtually all of the approximately 260 other issuer defendants who were eligible to participate, elected to participate in the settlement. Although the Company believed that the claims alleged in the lawsuits were primarily directed at the underwriters and, as they relate to the Company, were without merit, the Company believed that the settlement was beneficial to the Company because it would have reduced the time, expense and risks of further litigation, particularly since virtually all the other issuer defendants elected to participate and the Company’s insurance carriers strongly supported the settlement.

On June 10, 2004, plaintiffs submitted to the court a Stipulation and Agreement of Settlement with Defendant Issuers and Individuals. On February 15, 2005, the court certified the proposed settlement class and preliminarily approved the settlement, subject to certain modifications, to which the parties agreed. On April 24, 2006, the court held a hearing for final approval of the settlement.

On December 5, 2006, in response to an appeal by the underwriter defendants, the United States Court of Appeals for the Second Circuit reversed the district court’s certification of the classes in six related “focus cases” dealing with the offerings of other issuers. On April 6, 2007, the Second Circuit denied the plaintiffs’ petition for rehearing. In the view of counsel for the issuers and the insurance carriers and the district court, the definition of the proposed settlement class embodied in the settlement was inconsistent with the Second Circuit’s ruling on class certification in the focus cases. Accordingly, the parties to the previously-negotiated settlement agreement terminated the settlement agreement. On June 28, 2007, the court entered a Stipulation and Order terminating the settlement.

On August 14, 2007, the plaintiffs filed amended complaints in the six “focus cases,” in which they proposed a new class definition, and on September 27, 2007, they moved for class certification. On March 26, 2008, the court denied the defendants’ motions to dismiss the complaints in the six focus cases. Plaintiffs’ motions for class certification in the six focus cases are pending. At this point, it is impossible to determine whether a class will be certified.

Porex Corporation v. Kleanthis Dean Haldopoulos, Benjamin T. Hirokawa and Micropore Plastics, Inc.

On September 24, 2005, the Company’s subsidiary, Porex Corporation, filed a complaint in the Superior Court of Fulton County against two former employees of Porex, Dean Haldopoulos and Benjamin Hirokawa, and their corporation, Micropore Plastics, Inc. (“Micropore”), alleging misappropriation of Porex’s trade secrets and breaches of Haldopoulos’ and Hirokawa’s employment agreements, and seeking monetary and injunctive relief. The lawsuit was subsequently transferred to the Superior Court of DeKalb County, Georgia. On October 24, 2005, the defendants filed an Answer and Counterclaims against Porex. In the Answer and Counterclaims, the defendants allege that Porex breached non-disclosure and standstill agreements in

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

connection with a proposed transaction between Porex and Micropore and engaged in fraud. The defendants also seek punitive damages and expenses of litigation. On February 13, 2006, the Superior Court granted a motion by the defendants for summary judgment with respect to Porex’s trade secret claims, ruling that those claims are barred by the statute of limitations. Porex appealed that ruling to the Georgia Court of Appeals and, on March 27, 2007, the Georgia Court of Appeals reversed the ruling of the Superior Court. On April 16, 2007, the defendants filed a petition for certiorari with the Georgia Supreme Court, requesting that the Georgia Supreme Court review and reverse the March 27, 2007 decision of the Court of Appeals. On June 25, 2007, the Georgia Supreme Court denied the defendants’ petition for certiorari. On or about July 31, 2007, the Georgia Court of Appeals formally returned the case to the Superior Court for further proceedings, and the parties thereafter proceeded with discovery. Discovery was suspended while the parties engaged in settlement discussions. The parties did not settle the matter and are in the process of preparing a joint scheduling proposal for the resumption of discovery. Porex plans to vigorously seek to enforce its rights in this litigation.

Leases

The Company leases its offices and other facilities under operating lease agreements that expire at various dates through 2015. Total rent expense for all operating leases was approximately $6,981, $8,870 and $12,124 in 2008, 2007 and 2006, respectively. Included in other long-term liabilities as of December 31, 2008 and 2007 were $8,402 and $9,278, respectively, related to lease incentives and the difference between rent expense and the rental amount payable for leases with fixed escalations.

Future minimum lease commitments under non-cancelable lease agreements at December 31, 2008 were as follows:

Years Ending December 31,
2009	$7,856
2010	7,685
2011	6,751
2012	4,923
2013	4,543
Thereafter	11,440

Total minimum lease payments	$43,198

Excluded from the table above is the aggregate amount of $3,701 and $187 in future lease commitments of the Porex segment and LBB, respectively, which are included in discontinued operations in the Company’s accompanying consolidated financial statements.

Other Contingencies

The Company provides certain indemnification provisions within its license agreements to protect the other party from any liabilities or damages resulting from a claim of misappropriation or infringement by third parties relating to its products and services. The Company has not incurred a liability relating to any of these indemnification provisions in the past and management believes that the likelihood of any future payment relating to these provisions is unlikely. Therefore, the Company has not recorded a liability during any period for these indemnification provisions.

15.	Stock-Based Compensation

The Company has various stock-based compensation plans (collectively, the “Plans”) under which directors, officers and other eligible employees receive awards of options to purchase HLTH Common Stock

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and restricted shares of HLTH Common Stock. Additionally, WHC has two similar stock-based compensation plans that provide for stock options and restricted stock awards based on WHC Class A Common Stock. The Company also maintained an Employee Stock Purchase Plan through April 30, 2008, which provided employees with the ability to buy shares of HLTH Common Stock at a discount. The following sections of this note summarize the activity for each of these plans.

HLTH Plans

The Company had an aggregate of 2,843,675 shares of HLTH Common Stock available for future grants under the Plans as of December 31, 2008. In addition to the Plans, the Company has granted options to certain directors, officers and key employees pursuant to individual stock option agreements. At December 31, 2008, there were options to purchase 4,104,881 shares of HLTH Common Stock outstanding to these individuals. The terms of these grants are similar to the terms of the options granted under the Plans and accordingly, the stock option activity of these individuals is included in all references to the Plans. Beginning in April 2007, shares are issued from treasury stock when options are exercised or restricted stock is granted. Prior to this time, new shares were issued in connection with these transactions.

Stock Options

Generally, options under the Plans vest and become exercisable ratably over periods ranging from three to five years based on their individual grant dates subject to continued employment on the applicable vesting dates. The majority of options granted under the Plans expire within ten years from the date of grant. Options are granted at prices not less than the fair market value of HLTH Common Stock on the date of grant. The following table summarizes activity for the Plans:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual Life	Intrinsic
	Shares	Per Share	(In Years)	Value(1)

Outstanding at January 1, 2006	88,183,095	$12.96
Granted	9,845,500	10.10
Exercised	(20,277,247)	7.40
Cancelled	(14,151,477)	14.08

Outstanding at December 31, 2006	63,599,871	14.04
Granted	170,000	12.86
Exercised	(12,081,643)	10.08
Cancelled	(4,394,651)	22.82

Outstanding at December 31, 2007	47,293,577	14.35
Granted	2,776,800	9.46
Exercised	(2,527,238)	7.61
Cancelled	(3,061,515)	14.68

Outstanding at December 31, 2008	44,481,624	$14.41	3.2	$25,437

Vested and exercisable at the end of the period	38,941,519	$15.06	2.5	$19,650

(1)	The aggregate intrinsic value is based on the market price of HLTH’s Common Stock on December 31, 2008, which was $10.46, less the applicable exercise price of the underlying option. This aggregate intrinsic value represents the amount that would have been realized if all of the option holders had exercised their options on December 31, 2008.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information with respect to options outstanding and options exercisable at December 31, 2008:

	Outstanding			Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Remaining		Exercise
		Exercise Price	Contractual Life		Price Per
Exercise Prices	Shares	Per Share	(In Years)	Shares	Share

$3.43-$8.59	6,791,893	$7.57	5.2	5,908,139	$7.52
$8.60-$9.46	4,561,975	9.24	8.0	1,470,025	9.04
$9.47-$10.57	477,422	10.02	5.2	407,223	10.01
$10.60-$11.55	4,921,609	11.53	1.6	4,886,109	11.53
$11.60-$12.50	5,077,450	11.99	5.6	3,753,748	12.04
$12.54-$13.38	4,477,458	12.80	1.7	4,477,458	12.80
$13.40-$15.50	3,673,875	13.82	1.9	3,538,875	13.83
$16.06	4,900,000	16.06	1.5	4,900,000	16.06
$16.13-$20.00	4,641,805	18.00	1.4	4,641,805	18.00
$20.50-$94.69	4,958,137	31.18	1.1	4,958,137	31.18

	44,481,624	$14.41	3.2	38,941,519	$15.06

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model, considering the assumptions noted in the following table.

	Years Ended December 31,
	2008	2007	2006

Expected dividend yield	0%	0%	0%
Expected volatility	0.37	0.31	0.37
Risk-free interest rate	1.42%	4.67%	4.54%
Expected term (years)	3.7	3.9	4.5
Weighted average fair value of options granted during the year	$2.81	$4.01	$3.79

Expected volatility is based on implied volatility from traded options of HLTH Common Stock combined with historical volatility of HLTH Common Stock. Prior to January 1, 2006, only historical volatility was considered. The expected term represents the period of time that options are expected to be outstanding following their grant date, and was determined using historical exercise data. The risk-free rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

Restricted Stock Awards

HLTH Restricted Stock consists of shares of HLTH Common Stock which have been awarded to employees with restrictions that cause them to be subject to substantial risk of forfeiture and restrict their sale or other transfer by the employee until they vest. Generally, HLTH Restricted Stock awards vest ratably over

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

periods three to five years from their individual award dates subject to continued employment on the applicable vesting dates. The following table summarizes the activity of non-vested HLTH Restricted Stock:

	Years Ended December 31,
	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant Date		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value

Balance at the beginning of the year	1,240,297	$10.74	2,300,846	$10.44	1,042,557	$8.24
Granted	609,000	9.08	—	—	2,298,010	10.66
Vested	(593,969)	10.64	(967,881)	10.14	(562,575)	8.39
Forfeited	(42,704)	11.23	(92,668)	9.50	(477,146)	9.13

Balance at the end of the year	1,212,624	$9.94	1,240,297	$10.74	2,300,846	$10.44

Proceeds received from the exercise of options to purchase HLTH Common Stock were $19,244, $121,725 and $150,065 for the years ended December 31, 2008, 2007 and 2006, respectively. The intrinsic value related to the exercise of these stock options, as well as the fair value of shares of HLTH Restricted Stock that vested was $15,768, $67,393 and $92,574 for the years ended December 31, 2008, 2007 and 2006, respectively.

WebMD Plans

During September 2005, WHC adopted the 2005 Long-Term Incentive Plan (as amended, the “WHC Plan”). Additionally, in connection with the acquisition of Subimo, LLC, in December 2006, WHC adopted the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, LLC (as amended, the “Subimo Plan”). The terms of the Subimo Plan are similar to the terms of the WHC Plan but it has not been approved by WHC stockholders. Awards under the Subimo Plan were made on the date of the Company’s acquisition of Subimo, LLC in reliance on the NASDAQ Global Select Market exception to shareholder approval for equity grants to new hires. No additional grants will be made under the Subimo Plan. The WHC Plan and the Subimo Plan are included in all references as the “WebMD Plans.” The maximum number of shares of WHC Class A Common Stock that may be subject to options or restricted stock awards under the WebMD Plans was 14,980,574 as of December 31, 2008, subject to adjustment in accordance with the terms of the WebMD Plans. WHC had an aggregate of 2,049,732 shares of Class A Common Stock available for future grants under the WebMD Plans at December 31, 2008. Shares of WHC Class A Common Stock are issued from WHC’s treasury stock when options are exercised or restricted stock is granted to the extent shares are available in WHC’s treasury, otherwise new Class A Common Stock is issued in connection with these transactions.

Stock Options

Generally, options under the WebMD Plans vest and become exercisable ratably over periods ranging from four to five years based on their individual grant dates subject to continued employment on the applicable vesting dates. The options granted under the WebMD Plans expire within ten years from the date of

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

grant. Options are granted at prices not less than the fair market value of WHC’s Class A Common Stock on the date of grant. The following table summarizes activity for the WebMD Plans:

		Weighted	Weighted Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual Life	Intrinsic
	Shares	Per Share	(In Years)	Value(1)

Outstanding at January 1, 2006	4,533,100	$18.31
Granted	1,683,700	38.16
Exercised	(291,154)	18.05
Cancelled	(523,863)	27.84

Outstanding at December 31, 2006	5,401,783	23.59
Granted	998,850	47.49
Exercised	(684,909)	20.96
Cancelled	(695,173)	31.80

Outstanding at December 31, 2007	5,020,551	27.56
Granted	6,148,925	24.37
Exercised	(216,311)	17.55
Cancelled	(668,929)	33.77

Outstanding at December 31, 2008	10,284,236	$25.46	8.8	$15,716

Vested and exercisable at the end of the period	2,379,425	$23.36	7.0	$10,458

(1)	The aggregate intrinsic value is based on the market price of WHC’s Class A Common Stock on December 31, 2008, which was $23.59, less the applicable exercise price of the underlying option. This aggregate intrinsic value represents the amount that would have been realized if all of the option holders had exercised their options on December 31, 2008.

The following table summarizes information with respect to options outstanding and options exercisable at December 31, 2008:

	Outstanding			Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Remaining		Exercise
		Exercise Price	Contractual Life		Price Per
Exercise Prices	Shares	Per Share	(In Years)	Shares	Share

$17.50	2,486,530	$17.50	6.8	1,717,267	$17.50
$18.37-$19.95	114,400	19.27	9.9	—	—
$20.52-$23.61	5,377,825	23.60	9.9	—	—
$23.74-$49.54	2,074,931	37.19	8.3	601,823	37.16
$49.82-$61.35	230,550	52.44	8.5	60,335	52.42

	10,284,236	$25.46	8.8	2,379,425	$23.36

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model, considering the assumptions noted in the following table.

	Years Ended December 31,
	2008	2007	2006

Expected dividend yield	0%	0%	0%
Expected volatility	0.57	0.44	0.60
Risk-free interest rate	1.23%	4.25%	4.69%
Expected term (years)	3.3	3.4	3.2
Weighted average fair value of options granted during the year	$9.88	$17.26	$17.33

Prior to August 1, 2007, expected volatility was based on implied volatility from traded options of stock of comparable companies combined with historical stock price volatility of comparable companies. Beginning on August 1, 2007, expected volatility is based on implied volatility from traded options of WHC Class A Common Stock combined with historical volatility of WHC Class A Common Stock. The expected term represents the period of time that options are expected to be outstanding following their grant date, and was determined using historical exercise data of WHC employees who were previously granted HLTH stock options. The risk-free rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

Restricted Stock Awards

WHC Restricted Stock consists of shares of WHC Class A Common Stock which have been awarded to employees with restrictions that cause them to be subject to substantial risk of forfeiture and restrict their sale or other transfer by the employee until they vest. Generally, WHC Restricted Stock awards vest ratably over periods ranging from four to five years from their individual award dates subject to continued employment on the applicable vesting dates. The following table summarizes the activity of non-vested WHC Restricted Stock:

	Years Ended December 31,
	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant Date		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value

Balance at the beginning of the year	307,722	$29.46	441,683	$25.49	376,621	$17.55
Granted	555,400	23.74	71,700	47.02	184,710	39.50
Vested	(100,562)	23.78	(104,809)	21.92	(94,418)	17.61
Forfeited	(56,551)	36.28	(100,852)	32.42	(25,230)	39.00

Balance at the end of the year	706,009	$25.22	307,722	$29.46	441,683	$25.49

Proceeds received from the exercise of options to purchase WHC Class A Common Stock were $3,797, $14,355 and $5,257 for the years ended December 31, 2008, 2007 and 2006, respectively. The intrinsic value related to the exercise of these stock options, as well as the fair value of shares of WHC Restricted Stock that vested was $6,100, $24,821 and $9,115 for the years ended December 31, 2008, 2007 and 2006, respectively.

Employee Stock Purchase Plan

The Company’s 1998 Employee Stock Purchase Plan, as amended from time to time (the “ESPP”), allowed eligible employees the opportunity to purchase shares of HLTH Common Stock through payroll

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deductions, up to 15% of a participant’s annual compensation with a maximum of 5,000 shares available per participant during each purchase period. The purchase price of the stock was 85% of the fair market value on the last day of each purchase period. The ESPP provided for annual increases equal to the lesser of 1,500,000 shares, 0.5% of the outstanding common shares, or a lesser amount determined by the Board of Directors. There were 49,125, 69,800 and 274,378 shares issued under the ESPP during the years ended December 31, 2008, 2007 and 2006, respectively. The ESPP was terminated effective April 30, 2008.

Other

At the time of the WHC initial public offering and each year on the anniversary of the initial public offering, WHC issued shares of WHC Class A Common Stock to each non-employee director with a value equal to their annual board and committee retainers. The Company recorded stock-based compensation expense of $340 in each of the years ended December 31, 2008, 2007 and 2006 in connection with these issuances.

Additionally, the Company recorded stock-based compensation expense of $1,070, $1,094 and $69 during 2008, 2007 and 2006, respectively, in connection with a stock transferability right for shares that were issued in connection with the acquisition of Subimo, LLC by WHC.

The following table summarizes the components and classification of stock-based compensation expense:

	Years Ended December 31,
	2008	2007	2006

HLTH Plans:
Stock options	$7,740	$11,310	$20,685
Restricted stock	5,828	7,231	5,635
WHC Plans:
Stock options	9,838	14,006	17,810
Restricted stock	1,356	2,768	3,736
ESPP	51	162	406
Other	1,419	1,455	409

Total stock-based compensation expense	$26,232	$36,932	$48,681

Included in:
Cost of operations	$3,818	$5,027	$11,493
Sales and marketing	3,591	4,868	7,165
General and administrative	17,223	22,441	22,950
Gain on 2006 EBS Sale	—	—	30
Equity in earnings of EBS Master LLC	—	2,107	310

Consolidated income from continuing operations	24,632	34,443	41,948
Consolidated income from discontinued operations	1,600	2,489	6,733

Total stock-based compensation expense	$26,232	$36,932	$48,681

Tax benefits attributable to stock-based compensation expense were only realized in certain states in which the Company does not have net operating loss carryforwards and for alternative minimum tax which limits the utilization of net operating loss carryforwards. As of December 31, 2008, approximately $20,923 and $77,543 of unrecognized stock-based compensation expense related to unvested awards (net of estimated

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

forfeitures) is expected to be recognized over a weighted-average period of approximately 2.3 years and 3.5 years, related to the HLTH Plans and the WebMD Plans, respectively.

16.	Retirement Plans

The Company maintains various defined contribution retirement plans covering substantially all of its employees. Certain of these plans provide for matching and discretionary contributions. The Company has recorded expenses related to these plans of $1,310, $1,087 and $1,718 for 2008, 2007 and 2006, respectively.

17.	Equity

Common Stock

Repurchased shares are recorded under the cost method and are reflected as treasury stock in the accompanying consolidated balance sheets.

Tender Offers

On October 27, 2008, the Company commenced a tender offer (the “2008 Tender Offer”) to purchase up to 80,000,000 shares of its common stock at a price of $8.80 per share. Prior to closing the 2008 Tender Offer, the Company exercised its right to purchase an additional 2% of its outstanding shares without extending the tender offer. On November 25, 2008, the 2008 Tender Offer was completed and, as a result, the Company repurchased 83,699,922 shares of its common stock at a price of $8.80 per share. The total cost of the 2008 Tender Offer was $737,324, which includes $765 of costs directly attributable to the purchase.

On October 20, 2006, the Company commenced a tender offer to purchase shares of its common stock (the “2006 Tender Offer”). On December 4, 2006, the 2006 Tender Offer was completed and, as a result, the Company repurchased 129,234,164 shares of its common stock at a price of $12.00 per share. The total cost of the 2006 Tender Offer was $1,552,120, which includes $1,309 of costs directly attributable to the purchase.

Stock Repurchase Programs

On January 23, 2006, the Company announced the authorization of a stock repurchase program (the “2006 Repurchase Program”), at which time the Company was authorized to use up to $48,000 to purchase shares of its common stock, from time to time, in the open market, through block trades or in private transactions, depending on market conditions and other factors. On February 8, 2006, the maximum aggregate amount authorized for purchases under the 2006 Repurchase Program was increased to $68,000 and was then further increased on March 28, 2006 to $83,000. During 2006, 7,329,305 shares were repurchased under the 2006 Repurchase Program at a cost of approximately $71,843. In December 2006, the Company terminated the 2006 Repurchase Program and announced a new stock repurchase program (“New Repurchase Program”). Under the New Repurchase Program, the Company is authorized to use up to $100,000 to purchase shares of its common stock from time to time beginning on December 19, 2006, subject to market conditions. During the years ended December 31, 2007 and 2006, respectively, the Company repurchased 3,369,991 and 910,940 shares at a cost of approximately $47,123 and $11,324 under the New Repurchase Program. As of December 31, 2008, $41,553 remains available for repurchase under the New Repurchase Program. No shares were repurchased through the New Repurchase Program during the year ended December 31, 2008.

Warrants

At December 31, 2008, the Company had warrants outstanding to purchase 22,466 shares of its common stock at an exercise price of $30.00 per share. These warrants are all vested and exercisable. Warrants to purchase 14,772 shares will expire in January 2009 and the remaining warrants to purchase 7,694 shares will expire in January 2010.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2008, the Company repurchased a warrant for $700, which was exercisable into 2,408,908 shares of its common stock at an exercise price of $9.25 per share. During 2007, warrants to purchase a total of 4,971 shares, of the Company’s Common Stock at a weighted average exercise price of $6.43 per share were exercised. There were no exercises of warrants during 2008 and 2006. Also during 2008, 2007 and 2006, warrants to purchase a total of 9,464 shares, 3,014,229 shares and 100,000 shares, of the Company’s Common Stock at a weighted average price of $30.00 per share, $15.03 per share and $38.13 per share, respectively, expired.

Accumulated Other Comprehensive (Loss) Income

Accumulated other comprehensive (loss) income includes:

	December 31,
	2008	2007	2006

Foreign currency translation gains	$8,091	$12,269	$8,951
Unrealized losses on securities, net	(8,678)	910	1,159
Comprehensive loss of EBSCo.	—	(7,326)	—

Total accumulated other comprehensive (loss) income	$(587)	$5,853	$10,110

Included in comprehensive loss of EBSCo as of December 31, 2007, is the Company’s share of unrealized loss on the fair value of EBSCo’s interest rate swap agreements. This amount was relieved when EBSCo was sold on February 8, 2008. See Note 4 for additional information.

Deferred taxes are not included within accumulated other comprehensive (loss) income because a valuation allowance was maintained for substantially all net deferred tax assets.

Noncontrolling Interest

The Company owned, on December 31, 2008 and 2007, 48,100,000 shares of WHC Class B Common Stock, representing ownership of 83.6% and 84.1%, respectively, of the outstanding WHC Common Stock. WHC Class A Common Stock has one vote per share, while WHC Class B Common Stock has five votes per share. As a result, the WHC Class B Common Stock owned by the Company represented, as of December 31, 2008 and 2007, 96.0% and 96.2%, respectively, of the combined voting power of WHC’s outstanding Common Stock. Each share of WHC Class B Common Stock is convertible at the Company’s option into one share of WHC Class A Common Stock. In addition, shares of WHC Class B Common Stock will automatically be converted, on a one-for-one basis, into shares of WHC Class A Common Stock on a transfer to any person other than a majority-owned subsidiary of the Company or a successor of the Company. On September 29, 2010, the fifth anniversary of the closing date of the initial public offering, all then outstanding shares of WHC Class B Common Stock will automatically be converted, on a one-for-one basis, into shares of WHC Class A Common Stock.

During 2007, the Company reimbursed WHC an aggregate of $149,862 for the payment required pursuant to the Tax Sharing Agreement between the Company and WHC (See Note 6) with respect to the EPS Sale and the 2006 EBS Sale. This cash reimbursement resulted in an increase to noncontrolling interest and a decrease to additional paid-in capital of $1,588 and $22,342 during the years ended December 31, 2007 and 2006, respectively, reflecting the portion of the $149,862 transfer that related to the noncontrolling interest shareholders.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Issuance of Class A Common Stock of WHC

During the years ended December 31, 2008, 2007 and 2006, WHC issued Class A Common Stock in connection with stock option exercises, restricted stock vestings and annual board retainers. These issuances resulted in an aggregate increase to additional paid-in capital of $3,688, $14,364 and $5,152, respectively.

Also during 2006, the Company recorded an increase to additional paid-in capital of $11,627, in connection with the committed future issuance of 394,422 shares of WHC Class A Common Stock in connection with the acquisition of Subimo. In December 2008, WHC issued an additional 246,508 shares of WHC Class A Common Stock to the Subimo shareholders. The Company did not recognize an increase to equity related to the issuance of these shares, as they were subsequently repurchased in a related transaction.

While the above mentioned issuances of WHC Class A Common Stock resulted in changes in the Company’s stockholders equity, they did not result in a change of control of WHC.

18.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) were as follows:

	December 31,
	2008	2007

Deferred tax assets:
Federal net operating loss carryforwards	$230,001	$427,007
State net operating loss carryforwards	55,633	59,024
Federal tax credits	36,678	28,809
Other accrued expenses	50,395	39,974
Stock-based compensation	22,457	18,341
Investment in EBS Master LLC	—	19,950
Intangible assets	11,279	11,822
Auction rate securities	26,695	—
Other	3,800	10,125

Total deferred tax assets	436,938	615,052
Valuation allowance	(317,235)	(486,197)

Net deferred tax assets	119,703	128,855

Deferred tax liabilities:
Convertible notes	(82,826)	(68,988)
Goodwill and indefinite-lived intangible asset	(12,420)	(7,579)
Other	(284)	(356)

Total deferred tax liabilities	(95,530)	(76,923)

Net deferred tax assets	$24,173	$51,932

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2008	2007

Current deferred tax assets, net:
Current deferred tax assets, net of deferred tax liabilities	$94,467	$58,228
Valuation allowance	(68,371)	(46,011)

Current deferred tax assets, net	26,096	12,217

Non-current deferred tax (liabilities) assets, net:
Non-current deferred tax assets, net of deferred tax liabilities	246,941	479,901
Valuation allowance	(248,864)	(440,186)

Non-current deferred tax (liabilities) assets, net	(1,923)	39,715

Net deferred tax assets	$24,173	$51,932

The income tax provision (benefit) was as follows:

	Years Ended December 31,
	2008	2007	2006

Current:
Federal	$6,602	$(366)	$7,493
State	12,379	(2,215)	15,823
Foreign	590	(2)	170

Current income tax provision (benefit)	19,571	(2,583)	23,486
Deferred:
Federal	2,218	(13,276)	(3,790)
State	701	278	(433)

Deferred income tax provision (benefit)	2,919	(12,998)	(4,223)
Reversal of valuation allowance applied to goodwill	2,707	2,610	30,770
Reversal of valuation allowance applied to additional paid-in capital	1,441	3,918	—

Total income tax provision (benefit)	$26,638	$(9,053)	$50,033

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	Years Ended December 31,
	2008	2007	2006

United States federal statutory rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	1.7	20.0	1.2
Gain on 2006 EBS Sale	—	(17.9)	14.3
Valuation allowance	(38.6)	(120.5)	(85.3)
Non-deductible officer compensation	0.1	6.5	1.0
Reversal of valuation allowance applied to goodwill	0.0	8.1	7.3
Reversal of valuation allowance applied to additional paid-in capital	—	12.2	—
Losses benefited to discontinued operations	6.5	25.5	40.8
Other	0.7	3.0	(2.4)

Effective income tax rate	5.4%	(28.1)%	11.9%

Until the quarter ended December 31, 2007, a full valuation allowance had been provided against all domestic net deferred tax assets, except for a deferred tax liability originating from the Company’s business combinations that resulted in tax-deductible goodwill which is indefinite as to when such liability will reverse, as well as a deferred tax liability established in purchase accounting that is not expected to reverse prior to the expiration of net operating losses. During the quarter ended December 31, 2007, after consideration of the relevant positive and negative evidence, the Company reversed $24,652 of its valuation allowance, of which $16,327 reversed through the tax provision and the remainder primarily reversed through discontinued operations. During the year ended December 31, 2008, the Company reversed approximately $224,682 of its valuation allowance as a result of the gains the Company recorded in connection with the 2008 EBSCo Sale and the ViPS Sale, of which $186,196 reversed through the tax provision and the remainder primarily reversed through discontinued operations. The valuation allowance for deferred tax assets decreased by $168,962 and $47,527 in 2008 and 2007, respectively.

At December 31, 2008, the Company had net operating loss carryforwards for federal income tax purposes of approximately $800 million, which expire in 2010 through 2027, and federal tax credits of approximately $41,870, which excludes the impact of any unrecognized tax benefits, which expire in 2011 through 2027. Approximately $440,459 and $23,263 of these net operating loss carryforwards were recorded through additional paid-in capital and goodwill, respectively. Therefore, if in the future the Company believes that it is more likely than not that these tax benefits will be realized, this portion of the valuation allowance will be reversed against additional paid-in capital and goodwill, respectively. However, upon adoption of SFAS 141R on January 1, 2009, the reversal of a valuation allowance related to acquired deferred tax assets will no longer be recognized in goodwill and instead will be recognized as a component of the income tax provision.

The Company uses the “with-and-without” approach as described in EITF Topic No. D-32 in determining the order in which tax attributes are utilized. Using the “with-and-without” approach, the Company will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. As a result of this approach, tax net operating loss carryforwards generated from operations and acquired entities are considered utilized before the current period’s share-based deduction.

The Company has excess tax benefits related to stock option exercises subsequent to the adoption of SFAS 123(R) of $152,545 that are not recorded as a deferred tax asset as the amounts would not have resulted in a reduction in current taxes payable if all other tax attributes currently available to the Company were

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

utilized. The benefit of these deductions is recorded to additional paid-in capital at the time the tax deduction results in a reduction of current taxes payable.

The 2008 Tender Offer completed by the Company for its common stock that began on October 27, 2008 resulted in a cumulative change of more than 50% of the ownership of the Company’s capital, as determined under rules prescribed by the U.S. Internal Revenue Code and applicable Treasury regulations. As a result of the ownership change, there will be an annual limitation imposed on the Company’s net operating loss carryforwards and federal tax credits.

The income taxes for 2008, 2007 and 2006 include a provision for federal taxes of $2,695, $2,565 and $28,783, respectively, that has not been reduced by the decrease in valuation allowance as these tax benefits were acquired through business combinations.

For the years ended December 31, 2008, 2007 and 2006, the Company had profitable operations in certain states in which the Company did not have net operating losses to offset that income, or utilized net operating losses established through additional paid-in capital. Accordingly, the Company provided for taxes of $14,421, $2,842 and $19,269 related to state and other jurisdictions during 2008, 2007 and 2006, respectively. In addition, the income tax expense in 2008, 2007 and 2006 includes a provision for state taxes of $12, $45 and $1,987, respectively, that has not been reduced by the decrease in valuation allowance as these tax benefits were acquired through business combinations. The state tax provision in 2008, 2007 and 2006 also reflects approximately $601, $1,139 and $3,446, respectively, of a reduction in tax expense related to discrete items associated with the reversal of contingencies for various statute expirations.

As of December 31, 2008 and 2007, the Company had unrecognized income tax benefits, including those of its discontinued operations, of $11,478 and $11,888, respectively, which if recognized, would result in $5,926 and $6,315, respectively, being reflected as a component of the income tax provision. Included in the unrecognized income tax benefits as of December 31, 2008 and 2007 are accrued interest and penalties of $902 and $978, respectively. If recognized, these benefits would be reflected as a component of the income tax provision (benefit). The following table summarizes the activity of unrecognized tax benefits, excluding accrued interest and penalties, for the years ended December 31, 2008 and 2007:

	Years Ended December 31,
	2008	2007

Balance at the beginning of the year	$10,910	$11,268
Increases related to prior year tax positions	—	140
Increases related to current year tax positions	734	1,364
Settlements with tax authorities	—	(769)
Expiration of the statute of limitations for the assessment of taxes	(1,068)	(1,093)

Balance at the end of the year	$10,576	$10,910

Although the Company files U.S. federal, and various state and other tax returns, the major taxing jurisdiction is the U.S. The Company is currently under audit in a number of state and local taxing jurisdictions and will have statutes of limitations with respect to certain tax returns expiring within the next twelve months. As a result, it is reasonably possible that a reduction in the unrecognized income tax benefits, prior to any annual increase, may occur from $200 to $250 within the next twelve months. With the exception of adjusting net operating loss carryforwards that may be utilized, the Company is no longer subject to federal income tax examinations for tax years before 2005 and for state and local income tax examinations for years before 2003.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Fair Value Disclosures and Credit Facilities

Effective January 1, 2008, the Company adopted SFAS No. 157, for assets and liabilities measured at fair value on a recurring basis. SFAS 157 establishes a common definition for fair value to be applied to existing GAAP that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of SFAS 157 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, SFAS 157 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:  Observable inputs such as quoted market prices in active markets for identical assets or liabilities, such as the Company’s equity securities reflected in the table below.

Level 2:  Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company did not have any Level 2 assets as of December 31, 2008. The following table sets forth the Company’s Level 1 and Level 3 financial assets that were measured at fair value on a recurring basis as of December 31, 2008:

	December 31, 2008
	Fair Value Estimates			December 31,
	Using			2007
	Level 1	Level 3	Total	Fair Value

Financial assets carried at fair value
Auction rate securities	$—	$286,552	$286,552	$269,500
Equity securities	1,497	—	1,497	2,383

Total financial assets carried at fair value	$1,497	$286,552	$288,049	$271,883

The following table reconciles the beginning and ending balances of the Company’s Level 3 assets which consist of the Company’s ARS:

Balance as of January 1, 2008	$—
Transfers to Level 3	363,700
Redemptions	(8,700)
Impairment charge included in earnings	(60,108)
Interest income accretion included in earnings	1,067
Unrealized loss included in other comprehensive (loss) income	(9,407)

Fair value December 31, 2008	$286,552

The Company holds investments in auction rate securities (“ARS”) which have been classified as Level 3 assets as described above. The types of ARS holdings the Company owns are backed by student loans, which are 97% guaranteed under the Federal Family Education Loan Program (“FFELP”), and all had credit ratings of AAA or Aaa when purchased. Historically, the fair value of the Company’s ARS holdings approximated face value due to the frequent auction periods, generally every 7 to 28 days, which provided liquidity to these investments. However, since February 2008, all auctions involving these securities have failed. As a secondary market has yet to develop, these investments have been reclassified to long-term investments as of

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2008. The result of a failed auction is that these ARS holdings will continue to pay interest in accordance with their terms at each respective auction date; however, liquidity of the securities will be limited until there is a successful auction, the issuer redeems the securities, the securities mature or until such time as other markets for these ARS holdings develop. During the three months ended March 31, 2008, the Company concluded that the estimated fair value of the ARS holdings no longer approximated the face value due to the lack of liquidity. The securities have been classified within Level 3 as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities.

The Company estimated the fair value of its ARS holdings using an income approach valuation technique. Using this approach, expected future cash flows were calculated over the expected life of each security and were discounted to a single present value using a market required rate of return. Some of the more significant assumptions made in the present value calculations were (i) the estimated weighted average lives for the loan portfolios underlying each individual ARS, which range from 4 to 14 years and (ii) the required rates of return used to discount the estimated future cash flows over the estimated life of each security, which considered both the credit quality for each individual ARS and the market liquidity for these investments. As of March 31, 2008, the Company concluded the fair value of its ARS holdings was $302,842, of which $141,044 relates to WHC, compared to a face value of $362,950, of which $168,450 relates to WHC. The impairment in value, or $60,108, of which $27,406 relates to WHC, was considered to be other-than-temporary and, accordingly, was recorded as an impairment charge within the statement of operations during the three months ended March 31, 2008.

In making the determination that the impairment was other-than-temporary, the Company considered (i) the current market liquidity for ARS, particularly student loan backed ARS, (ii) the long-term maturities of the loan portfolios underlying each ARS owned by the Company which, on a weighted average basis, extended to as many as 14 years as of March 31, 2008 and (iii) the ability and intent of the Company to hold its ARS investments until sufficient liquidity returns to the auction rate market to enable the sale of these securities or until the investments mature.

During the year ended December 31, 2008, the Company received $8,700, of which $4,400 relates to WHC, associated with the partial redemption of certain of its ARS holdings, which represented 100% of their face value. As a result, as of December 31, 2008, the total face value of the Company’s ARS holdings was $355,000, of which $164,800 related to WHC, compared to a fair value of $286,552, of which $133,563 related to WHC. Subsequent to March 31, 2008, through December 31, 2008, the Company further reduced the carrying value of its ARS holdings by $9,407, of which $4,277 relates to WHC. Since this reduction in value resulted from fluctuations in interest rate assumptions, the Company assessed this reduction to be temporary in nature, and accordingly, this amount has been recorded as an unrealized loss in other comprehensive (loss) income in the accompanying balance sheets. During 2007 and 2006, the Company did not recognize any realized or unrealized gains or losses from ARS holdings. The Company continues to monitor the market for ARS as well as the individual ARS holdings it owns. The Company may be required to record additional losses in future periods if the fair value of its ARS holdings deteriorates further.

The following table presents the carrying amount and estimated fair value of the Company’s financial instruments that are carried at historical cost:

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial Assets:
1.75% Notes(a)	$350,000	$305,200	$350,000	$350,438
3 1/8% Notes(a)	264,018	243,750	255,776	303,645

(a)	Fair value estimate incorporates bid price quotes.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facilities

On May 6, 2008, the Company and WHC each entered into a non-recourse credit facility (each a “Credit Facilities”) with Citigroup that is secured by their respective ARS holdings (including, in some circumstances, interest payable on the ARS holdings), that will allow the Company and WHC to borrow up to 75% of the face amount of the ARS holdings pledged as collateral under the respective Credit Facilities. The Credit Facilities are each governed by a loan agreement, dated as of May 6, 2008, containing customary representations and warranties of the borrower and certain affirmative covenants and negative covenants relating to the pledged collateral. Under each of the loan agreements, the borrower and the lender may, in certain circumstances, cause the pledged collateral to be sold, with the proceeds of any such sale required to be applied in full immediately to repayment of amounts borrowed.

No borrowings have been made under either of the Credit Facilities to date. The Company and WHC can each make borrowings under the respective Credit Facilities until May 2009. The interest rate applicable to such borrowings will be one-month LIBOR plus 250 basis points. Any borrowings outstanding under the Credit Facility after March 2009 become demand loans, subject to 60 days notice, with recourse only to the pledged collateral.

20.	Other (Expense) Income, Net

Other (expense), income net consists of the following items:

	Years Ended December 31,
	2008	2007	2006

Transition service fees(a)	$335	$5,833	$2,524
Reduction of tax contingencies(b)	1,749	1,497	—
Legal expense(c)	(1,092)	(1,397)	(2,578)
Advisory expense(d)	(6,941)	(2,527)	(4,198)

Other (expense) income, net	$(5,949)	$3,406	$(4,252)

(a)	Represents the net fees received from ViPS, Sage Software and EBSCo in relation to their respective transition services agreements.

(b)	Represents the reduction of certain sales and use tax contingencies resulting from the expiration of various statutes.

(c)	Represents the costs and expenses incurred by the Company related to the investigation by the United States Attorney for the District of South Carolina and the SEC.

(d)	In 2008 and 2007, represents professional fees, primarily consisting of legal, accounting and financial advisory services incurred by the Company related to the potential merger of HLTH into WHC, which was terminated in October 2008. In 2006, represents similar professional fees related to the 2006 EBS Sale through September 26, 2006, the date the Company entered into a definitive agreement with General Atlantic regarding the 2006 EBS Sale.

21.	Related Party Transactions

In 2004, the Company’s WebMD segment entered into an agreement with Fidelity Human Resources Services Company LLC (“FHRS”) to integrate WebMD’s private portals product into the services FHRS provides to its clients. FHRS provides human resources administration and benefit administration services to employers. The Company recorded revenue of $9,399, $10,362, and $7,802 in 2008, 2007 and 2006, respectively, and $2,070 and $2,069 are included in accounts receivable as of December 31, 2008 and 2007, respectively, related to the FHRS agreement. FHRS is an affiliate of FMR Corp, which reported beneficial ownership of shares that represent approximately 9.9% of HLTH’s Common Stock and approximately 5.2% of WHC Class A Common Stock as of December 31, 2008. Affiliates of FMR Corp. provide services to the Company in connection with certain of the Company’s 401(k) plans.

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Supplemental Disclosures of Cash Flow Information

Supplemental information related to the consolidated statements of cash flows is summarized below:

	Years Ended December 31,
	2008	2007	2006

Supplemental Disclosure of Cash Flow Information:
Interest paid	$15,502	$15,764	$15,821

Taxes paid, net of refunds(a)	$26,714	$27,375	$23,210

Supplemental Schedule of Non-Cash Investing and Financing activities:
Conversion of convertible redeemable exchangeable preferred stock to HLTH Common Stock	$—	$100,000	$—

Accretion of convertible redeemable exchangeable preferred stock	$—	$117	$235

(a)	As the Company generally files its tax returns on a consolidated basis, taxes paid, net of refunds, includes all taxes paid by the Company, including those of the Company’s discontinued operations.

23.	Quarterly Financial Data (Unaudited)

The following table summarizes the quarterly financial data for 2008 and 2007. The per common share calculations for each of the quarters are based on the weighted average number of common shares for each

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period; therefore, the sum of the quarters may not necessarily be equal to the full year per common share amount.

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$80,650	$85,964	$96,777	$110,071
Cost of operations	30,927	31,968	34,225	38,018
Sales and marketing	25,149	24,898	26,021	30,012
General and administrative	20,849	22,778	22,493	21,933
Depreciation and amortization	6,775	7,214	7,188	7,233
Gain on sale of EBS Master LLC	538,024	—	—	—
Impairment of auction rate securities	60,108	—	—	—
Restructuring	—	—	—	7,416
Interest income (expense), net	5,411	1,477	2,750	(766)
Other (expense), net	(4,144)	(666)	(997)	(142)

Income (loss) from continuing operations before income tax provision (benefit)	476,133	(83)	8,603	4,551
Income tax provision (benefit)	25,602	569	3,493	(3,026)
Equity in earnings of EBS Master LLC	4,007	—	—	—

Consolidated income (loss) from continuing operations	454,538	(652)	5,110	7,577
Consolidated income (loss) from discontinued operations, net of tax	3,057	(3,063)	92,647	2,041

Consolidated net income inclusive of noncontrolling interest	457,595	(3,715)	97,757	9,618
Loss (income) attributable to noncontrolling interest	3,845	(1,071)	(1,845)	(1,961)

Net income (loss) attributable to HLTH stockholders	$461,440	$(4,786)	$95,912	$7,657

Amounts attributable to HLTH stockholders:
Income (loss) from continuing operations	$458,322	$(1,611)	$3,403	$5,611
Income (loss) from discontinued operations	3,118	(3,175)	92,509	2,046

Net income (loss) attributable to HLTH stockholders	$461,440	$(4,786)	$95,912	$7,657

Basic income (loss) per common share:
Income (loss) from continuing operations	$2.52	$(0.01)	$0.02	$0.04
Income (loss) from discontinued operations	0.01	(0.02)	0.50	0.01

Net income (loss) attributable to HLTH stockholders	$2.53	$(0.03)	$0.52	$0.05

Diluted income (loss) per common share:
Income (loss) from continuing operations	$2.03	$(0.01)	$0.02	$0.03
Income (loss) from discontinued operations	0.01	(0.02)	0.49	0.02

Net income (loss) attributable to HLTH stockholders	$2.04	$(0.03)	$0.51	$0.05

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$70,131	$73,780	$81,708	$93,613
Cost of operations	27,840	28,057	29,248	28,855
Sales and marketing	22,284	21,325	21,654	25,772
General and administrative	27,994	26,522	25,333	22,812
Depreciation and amortization	6,213	7,128	7,278	7,189
Interest income, net	3,197	3,679	4,362	4,910
Other income (expense), net	2,882	1,396	989	(1,462)

(Loss) income from continuing operations before income tax (benefit) provision	(8,121)	(4,177)	3,546	12,433
Income tax (benefit) provision	(46)	1,466	2,613	(13,086)
Equity in earnings of EBS Master LLC	7,099	7,575	8,005	5,887

Consolidated (loss) income from continuing operations	(976)	1,932	8,938	31,406
Consolidated income (loss) from discontinued operations, net of tax	5,025	(48,357)	7,591	17,693

Consolidated net income inclusive of noncontrolling interest	4,049	(46,425)	16,529	49,099
Income attributable to noncontrolling interest	(115)	(843)	(1,800)	(7,909)

Net income (loss) attributable to HLTH stockholders	$3,934	$(47,268)	$14,729	$41,190

Amounts attributable to HLTH stockholders:
(Loss) income from continuing operations	$(1,113)	$1,269	$7,372	$24,317
Income (loss) from discontinued operations	5,047	(48,537)	7,357	16,873

Net income (loss) attributable to HLTH stockholders	$3,934	$(47,268)	$14,729	$41,190

Basic income (loss) per common share:
(Loss) income from continuing operations	$(0.01)	$0.01	$0.04	$0.13
Income (loss) from discontinued operations, net of tax	0.03	(0.27)	0.04	0.10

Net income (loss) attributable to HLTH stockholders	$0.02	$(0.26)	$0.08	$0.23

Diluted income (loss) per common share:
(Loss) income from continuing operations	$(0.01)	$0.01	$0.04	$0.12
Income (loss) from discontinued operations, net of tax	0.03	(0.26)	0.04	0.08

Net income (loss) attributable to HLTH stockholders	$0.02	$(0.25)	$0.08	$0.20

24.	Retrospective Application of New Accounting Standards

The Consolidated Financial Statements reflect the retrospective application, for all periods presented, of two accounting standards adopted by the Company effective January 1, 2009: SFAS 160 and FSP APB 14-1.

SFAS 160.  SFAS 160 establishes accounting and reporting standards for noncontrolling interests, previously called minority interests. SFAS 160 requires that a noncontrolling interest be reported in the Company’s consolidated balance sheets within equity and separate from the parent company’s equity. Also, SFAS 160 requires consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest, all on the face of the consolidated operating statement. In addition, discontinued operations and continuing operations reflected as part of the noncontrolling interest should be allocated between continuing operations and discontinued operations for the calculation of earnings per share.

FSP APB 14-1.  FSP APB 14-1 affects the accounting for the Company’s 3 1/8% Notes. FSP APB 14-1 requires cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component will be the estimated fair value, as of the

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

issuance date, of a similar bond without the conversion feature. The difference between the original face value and this estimated fair value will be accounted for as a debt discount and will be amortized through August 2012, the date when the 3 1/8% Notes are first puttable to the Company at the option of the holder. The effect of this change in accounting principle on the consolidated balance sheets as of December 31, 2008 and 2007 and the consolidated statements of operations and cash flows for the years ended December 31, 2008, 2007 and 2006 are summarized as follows:

	Consolidated Balance Sheets
	As Previously	As
	Reported(a)	Adjusted

As of December 31, 2008:
Prepaid expenses and other current assets	$40,798	$44,369
Other assets	24,465	23,600
3 1/8% convertible notes due 2025	300,000	264,018
Other long-term liabilities	21,094	21,816
Additional paid-in capital	12,507,729	12,566,854
Accumulated deficit	(8,755,459)	(8,776,618)
As of December 31, 2007:
Prepaid expenses and other current assets	$71,078	$72,669
Other assets	72,742	69,959
3 1/8% convertible notes due 2025	300,000	255,776
Additional paid-in capital	12,479,574	12,538,699
Accumulated deficit	(9,320,748)	(9,336,841)

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidated Statements of Operations
	As Previously	As
	Reported(a)	Adjusted

For the year ended December 31, 2008:
Interest expense	$18,513	$26,428
Income tax provision	29,487	26,638
Consolidated income from continuing operations	471,639	466,573
Consolidated net income inclusive of noncontrolling interest	566,321	561,255
Net income attributable to HLTH stockholders	565,289	560,223
Basic income per common share:
Income from continuing operations	$2.69	$2.66
Income from discontinued operations	0.54	0.54

Net income attributable to HLTH stockholders	$3.23	$3.20

Diluted income per common share:
Income from continuing operations	$2.19	$2.19
Income from discontinued operations	0.43	0.42

Net income attributable to HLTH stockholders	$2.62	$2.61

For the year ended December 31, 2007:
Interest expense	$18,593	$25,887
Consolidated income from continuing operations	48,594	41,300
Consolidated net income inclusive of noncontrolling interest	30,546	23,252
Net income attributable to HLTH stockholders	19,879	12,585
Basic income (loss) per common share:
Income from continuing operations	$0.21	$0.18
Income (loss) from discontinued operations	(0.10)	(0.11)

Net income attributable to HLTH stockholders	$0.11	$0.07

Diluted income (loss) per common share:
Income from continuing operations	$0.19	$0.16
Income (loss) from discontinued operations	(0.10)	(0.10)

Net income attributable to HLTH stockholders	$0.09	$0.06

For the year ended December 31, 2006:
Interest expense	$18,794	$25,472
Consolidated income from continuing operations	378,795	372,117
Consolidated net income inclusive of noncontrolling interest	772,322	765,644
Net income attributable to HLTH stockholders	771,917	765,239
Basic income per common share:
Income from continuing operations	$1.36	$1.33
Income from discontinued operations	1.41	1.41

Net income attributable to HLTH stockholders	$2.77	$2.74

Diluted income per common share:
Income from continuing operations	$1.20	$1.20
Income from discontinued operations	1.18	1.18

Net income attributable to HLTH stockholders	$2.38	$2.38

HLTH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidated Statements of Cash Flows
	As Previously	As
	Reported(a)	Adjusted

For the year ended December 31, 2008:
Consolidated net income inclusive of noncontrolling interest	$566,321	$561,255
Non-cash interest expense, net	1,944	9,859
Deferred income taxes	10,911	7,474
For the year ended December 31, 2007:
Consolidated net income inclusive of noncontrolling interest	$30,546	$23,252
Non-cash interest expense, net	2,916	10,210
Deferred income taxes	(9,842)	(10,430)
For the year ended December 31, 2006:
Consolidated net income inclusive of noncontrolling interest	$772,322	$765,644
Non-cash interest expense, net	2,906	9,584
Deferred income taxes	27,135	26,547

(a)	The previously reported balances have been adjusted to reflect the reclassifications associated with the presentation of LBB as a discontinued operation and the adoption of SFAS 160.

Schedule II. Valuation and Qualifying Accounts

	Years Ended December 31, 2008, 2007 and 2006
	Balance at	Charged to
	Beginning	Costs and					Balance at
	of Year	Expenses	Acquired	Write-offs	Other		End of Year
	(In thousands)

December 31, 2008
Allowance for Doubtful Accounts	$1,165	$668	$—	$(532)	$—		1,301
Valuation Allowance for Deferred Tax Assets	486,197	(194,057)	24,775	—	320		317,235
December 31, 2007
Allowance for Doubtful Accounts	956	1,074	—	(865)	—		1,165
Valuation Allowance for Deferred Tax Assets	533,724	(40,176)	1,449	—	(8,800	)(a)	486,197
December 31, 2006
Allowance for Doubtful Accounts	6,245	1,852	229	(3,731)	(3,639	)(b)	956
Valuation Allowance for Deferred Tax Assets	923,547	(367,954)	362	—	(22,231	)(c)	533,724

(a)	Represents the valuation allowance released as a result of (i) the adoption of FIN 48, and (ii) stock option and warrant exercises, partially offset by the valuation allowance established relating to the Company’s share of unrealized loss on the fair value of EBSCo’s interest rate swap agreements.

(b)	Represents the sale of the Emdeon Business Services segment on November 16, 2006.

(c)	Represents the valuation allowance released as a result of the adoption of FSP APB 14-1 on the balance at the beginning of the year.

S-1